Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE ACTIVE NETWORK, INC.

ACTIVE ACQUISITION CORP.,

STARCITE, INC.

AND

THE SECURITYHOLDERS’ AGENT NAMED HEREIN

DECEMBER 30, 2011

***	Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

i

TABLE OF CONTENTS

(continued)

	4.3	Capital Structure	52
	4.4	No Conflict	52
	4.5	Required Filings and Consents	52
	4.6	Acquiror SEC Documents	53
	4.7	Solvency	53
	4.8	Litigation	53
	4.9	Brokers’ and Finders’ Fees	54
	4.10	No Other Representations	54
	4.11	Representations Complete	54

5.	Additional Agreements		54
	5.1	Approval of Stockholders	54
	5.2	Confidentiality	54
	5.3	Public Disclosure	54
	5.4	Regulatory Approval; Further Assurances	55
	5.5	Collection of Accounts Receivables	55
	5.6	Termination of Target Incentive Plan	56
	5.7	Expenses	56
	5.8	Payment of Transaction Expenses	56
	5.9	Repayment of Indebtedness	56
	5.10	Required Contract Consents	57
	5.11	Employee Benefits	57
	5.12	“Tail” Insurance Policy	59
	5.13	Certain Tax Matters	59

6.	Conditions to the Merger		61
	6.1	Conditions to Obligations of Each Party to Effect the Merger	61
	6.2	Additional Conditions to the Obligations of Acquiror and Merger Sub	61
	6.3	Additional Conditions to Obligations of Target	63

7.	Termination, Amendment and Waiver		64
	7.1	Termination	64
	7.2	Effect of Termination	64
	7.3	Amendment	64
	7.4	Extension; Waiver	65

8.	Indemnification		65
	8.1	Indemnification Escrow	65
	8.2	Indemnification	66
	8.3	Indemnification as Sole Remedy	71
	8.4	Claims Upon Indemnification Escrow; Offset of Claims	71
	8.5	Objections to Claims	71
	8.6	Resolution of Conflicts	72
	8.7	Securityholders’ Agent	72
	8.8	Actions of the Securityholders’ Agent	74
	8.9	Third-Party Claims	74
	8.10	Tax Effect of Indemnification Withholdings	76
	8.11	Survival of Indemnification Claims	76
	8.12	Effect of Investigation	76
	8.13	Tax Indemnification	76
	8.14	Straddle Period	77

ii

TABLE OF CONTENTS

(continued)

8.15	Notices	77
8.16	Counterparts; Facsimile	78
8.17	Entire Agreement; Nonassignability; Parties in Interest	78
8.18	Severability	78
8.19	Remedies Cumulative	79
8.20	Governing Law; Venue	79
8.21	Rules of Construction	79
8.22	Specific Enforcement	79
8.23	Interpretation	79

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 30, 2011 by and among THE ACTIVE NETWORK, INC., a Delaware corporation (“Acquiror”), ACTIVE ACQUISITION CORP., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, STARCITE, INC., a Delaware corporation (“Target”), and Internet Capital Group Operations, Inc., a Delaware corporation (“Securityholders’ Agent”).

RECITALS

A. Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, the Boards of Directors of Target and Merger Sub have approved the Merger and Acquiror has obtained all requisite corporate approvals of the Merger;

B. In connection with the Merger, all of the issued outstanding shares of Target’s (i) common stock, par value $0.001 per share (the “Target Common Stock”); (ii) Series A Preferred Stock, par value $0.001 per share (the “Target Series A Preferred Stock”); (iii) Series A-1 Preferred Stock, par value $0.001 per share (the “Target Series A-1 Preferred Stock”); and (iv) Series B Preferred Stock, par value $0.001 per share (the “Target Series B Preferred Stock,” and collectively, with the Target Series A Preferred Stock and Target Series A-1 Preferred Stock, the “Target Preferred Stock” and collectively with the Common Stock, Target Series A Preferred Stock and Target Series A-1 Preferred Stock, the “Target Capital Stock”) at the Effective Time will be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions of this Agreement;

C. Acquiror will withhold a portion of the Merger Consideration payable to Target’s stockholders, the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 2.13 and Section 8 of this Agreement;

D. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger;

E. Prior to delivery of this Agreement, and as a condition and inducement for the Acquiror’s willingness to have entered into this Agreement, each employee of Target listed on Schedule 1.1 attached hereto (each, a “Key Employee”) and Acquiror have executed an offer letter for employment with and a proprietary rights and inventions agreement with Acquiror, in each case, to become effective upon the Closing; and

F. Promptly following the execution of this Agreement, in order to induce Acquiror and Merger Sub to enter into this Agreement, the Target shall deliver to Acquiror an executed Action by Written Consent of the Stockholders in the form attached hereto as Exhibit A (the “Executed Written Consent”) adopting this Agreement, executed by (i) stockholders of Target holding at least a majority of the outstanding shares of Target Capital Stock, voting together as a single class on an as-converted basis, (ii) holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Target Series A Preferred Stock, voting together as a single class on an as-converted basis, (iii) holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Target Series B Preferred Stock, voting together as a single class on an as-converted basis and (iv) at least one of the LLC Stockholders (the “Requisite Stockholder Approval”).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2011 Bonus List” has the meaning set forth in Section 5.11(d).

“409A Plan” has the meaning set forth in Section 3.20(k).

“Accredited Investor” shall mean a Securityholder that is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror 401(k) Plan” has the meaning set forth in Section 5.11(c).

“Acquiror Capital Stock” shall mean the Acquiror Common Stock and Acquiror Preferred Stock.

“Acquiror Common Stock” shall mean shares of common stock, $0.001 par value, of Acquiror.

“Acquiror Common Stock Indemnified Party” shall have the meaning set forth in Section 2.11(i)(A)(i).

“Acquiror Common Stock Recipient” and “Acquiror Common Stock Recipients” shall have the meanings set forth in Section 2.11(a).

“Acquiror Disclosure Schedule” has the meaning set forth in Section 4 of this Agreement.

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 8.2(b).

“Acquiror Plans” has the meaning set forth in Section 5.11(b).

“Acquiror Preferred Stock” shall mean shares of preferred stock, $0.001 par value, of Acquiror.

“Additional Shares” shall have the meaning set forth in Section 2.12.

“Adjustment Amount” has the meaning set forth in Section 2.13(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Escrow Amount” means $300,000.

“Agreement” has the meaning set forth in the introductory paragraph.

“Aggregate Warrant Exercise Amount” shall mean the aggregate of the Warrant Exercise Price for each Target Warrant multiplied by the number of shares of Target Common Stock issuable upon exercise of such Target Warrant.

“Applicable Portion” has the meaning set forth in Section 8.1(b).

“Arbitration Notice” has the meaning set forth in Exhibit H.

“Assignment Agreements” has the meaning set forth in Section 3.10(d)(i).

“Audited Financial Statements” means an audited balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows of Target as of the Closing Date.

“Baseline Working Capital” shall mean an amount equal to $***.

“Business Day” shall mean any day on which commercial banks are open for business in San Diego, California.

“Cap” has the meaning set forth in Section 8.2(f)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Cash Merger Consideration” shall mean an amount in cash equal to $40,000,000, plus the Aggregate Warrant Exercise Amount, minus (i) the amount of any unpaid Indebtedness of Target as of the Closing, excluding the Specified Debt Amount, but expressly including the $1,650,919.67 payable for Indebtedness as provided for in that certain Payoff Letter dated as of December 8, 2011 from Compass Horizon Funding Company LLC and Horizon Credit I LLC; and (ii) the amount of any Transaction Expenses identified on the Closing Payment Schedule pursuant to Section 2.6(g) (which, for the avoidance of doubt, shall include the Severance Payments), but only to the extent such Transaction Expenses are unpaid as indicated in the Closing Payment Schedule. Such amount shall be adjusted downward to reflect any Working Capital Shortfall.

“CERCLA” has the meaning set forth in Section 3.18(a)(i).

“Certificates” has the meaning set forth in Section 2.7(c)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment Schedule” has the meaning set forth in Section 2.6(g).

“Closing Shares” means 1,050,000 shares of Acquiror Common Stock.

“Closing Working Capital Balance Sheet” has the meaning set forth in Section 2.13(c).

“Closing Working Capital Certificate” has the meaning set forth in Section 2.13(c).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“COBRA” has the meaning set forth in Section 3.20(g).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8.2(g)(i).

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Continuing Employees” has the meaning set forth in Section 5.11(b).

“Copyrights” has the meaning set forth in Section 3.10(a).

“Covered Claims” has the meaning set forth in Section 5.12(a).

“Damages” has the meaning set forth in Section 8.2(b).

“Deemed Value” shall mean $13.099, which is the average closing price per share of Acquiror Common Stock for the ten (10) consecutive trading days ending December 27, 2011.

“Deferred Revenue” shall mean all services (subscription and otherwise) and license revenue billed to Target customers in the ordinary course of business and in accordance with GAAP, whether collected in cash or still remaining as an account receivable, for which Target remains obligated to provide service.

“Delaware Law” has the meaning set forth in Section 2.1.

“Directors and Officers” shall have the meaning set forth in Section 5.12(a).

“Dispute Notice” has the meaning set forth in Section 8.5.

“Disputed Items” has the meaning set forth in Section 2.13(d).

“Dissenting Shares” has the meaning set forth in Section 2.6(f).

“Dissenting Stockholder” has the meaning set forth in 2.6(f).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” has the meaning set forth in Section 3.18(a)(i).

“Estimated Working Capital Balance Sheet” has the meaning set forth in Section 2.13(a).

“Estimated Working Capital Certificate” has the meaning set forth in Section 2.13(a).

“Estimated Working Capital” shall mean the estimated Working Capital as reflected in the Estimated Working Capital Certificate and on the Estimated Working Capital Balance Sheet.

“ERISA” has the meaning set forth in Section 3.20(a).

“ERISA Affiliate” has the meaning set forth in Section 3.20(a).

“Escrow Agent” means Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company.

“Escrow Agreement” has the meaning set forth in Section 2.7(g).

“Escrow Shares” shall mean 300,000 shares of Acquiror Common Stock.

“Escrow Termination Date” shall mean the date which is *** months following the Closing Date.

“Excepted Claims” has the meaning set forth in Section 8.2(e)(iii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executed Written Consent” has the meaning set forth in Recital F.

“Fair Market Value” shall mean the average closing price per share of Acquiror Common Stock for the ten (10) consecutive trading days immediately preceding the date in question on the Qualified Stock Exchange as reported by a reputable agency (e.g., Yahoo! Finance), which may reflect closing prices as reported by multiple outlets on a consolidated basis. In the event Acquiror is not then listed on a Qualified Stock Exchange, the Fair Market Value shall be equal to the average of the closing bid prices and closing asked prices for the ten (10) consecutive trading days immediately preceding the date in question as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted (including the Over-the-Counter Bulletin Board), or if there have been no published bid or asked quotations with respect to the Acquiror Common Stock on such date, Fair Market Value shall be the value established in good faith by Acquiror’s Board of Directors.

“Final Working Capital” shall mean the final Working Capital as reflected in the Closing Working Capital Certificate and on the Closing Working Capital Balance Sheet.

“Foreign Target Employee Plan” shall mean a Target Employee Plan which provides benefits solely to individuals who are not residents of the United States.

“Fundamental Representations” shall have the meaning set forth in Section 8.2(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” has the meaning set forth in Section 3.18(a)(ii).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“HSR” has the meaning set forth in Section 3.2(d).

“Incentive Bonus Payments” shall mean any amounts payable to the employees of Target who have been determined by Target as earning a bonus under the Target Annual Incentive Plan for the 2011 calendar year as set forth on Schedule 1.5 (the “2011 Bonus List”).

“Incentive Cash Amount” shall mean an amount equal to $2,167,000, representing the aggregate total of the Incentive Bonus Payments payable to the employees of Target listed on the 2011 Bonus List.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, but only to the extent such surety bonds or letter of credit are actually drawn, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments. For the avoidance of doubt, Indebtedness shall exclude the Letters of Credit.

“Indemnitee” shall mean any Person(s) that are seeking indemnification from an Indemnitor pursuant to the provisions of Section 8.2 of this Agreement.

“Indemnitor” shall mean any Person(s) from whom any Indemnitee is seeking indemnification pursuant to the provisions of Section 8.2 of this Agreement.

“Independent Accounting Firm” shall mean an independent accounting firm of national reputation selected by Acquiror and reasonably acceptable to the Securityholders’ Agent. For the avoidance of doubt, Acquiror shall not select an Independent Accounting Firm that Acquiror has engaged to perform services within the twelve month period prior to selection.

“International Trade Law” has the meaning set forth in Section 3.25.

“In-the-Money Target Options” shall mean such Target Options issued and outstanding immediately prior to the Effective Time, whether vested or unvested according to the terms of such Target Options, with respect to which the per share Option Exercise Price is less than the Per Share Merger Consideration as set forth on the Closing Payment Schedule.

“IP Encumbrance” has the meaning set forth in Section 3.10(a).

“IPO Registration Statement” has the meaning set forth in Section 4.6(b).

“Issued Patents” has the meaning set forth in Section 3.10(a).

“Key Employees” has the meaning set forth in Recital E.

“Knowledge” of a particular fact or other matter with respect to an individual means (a) such individual has actual knowledge of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the general operations of such applicable Person. With respect to Target, “Knowledge” shall mean the Knowledge of Greg Dukat, P. Pete Zografakis, Patrick Henn, Gibson Gray, Joseph Trino, Mary McDaniel and Steve Widdoss and “Actual Knowledge” shall mean the actual knowledge of the foregoing individuals and not imputed knowledge as set forth in subsection (b) of the definition of “Knowledge”.

“Lease”and “Leases” have the meanings set forth in Section 3.14.

“Letter of Transmittal” has the meaning set forth in Section 2.7(c)(i).

“Letters of Credit” shall mean those letters of credit listed on Schedule 1.3.

“Limitation” has the meaning set forth in Section 8.2(e)(ii).

“LLC Distribution Fees” means an amount of the costs and expenses of the Paying Agent incurred in connection with the transactions contemplated by this Agreement equal to $4,000.

“LLC Member Agreements” has the meaning set forth in Section 2.6(g).

“LLC Members” has the meaning set forth in Section 2.14.

“LLC Stockholders” shall mean StarCite, LLC and OnVantage, LLC.

“Management Bonus Plan” shall mean Target’s Management Incentive Bonus Plan.

“Management Bonus Plan Payments” shall mean any amounts payable to the individuals listed on Schedule 1.2 pursuant to the letter agreements entered into by and between each such individual and Target in connection with the transactions contemplated by this Agreement.

“Management Cash Amount” shall mean an amount of the Cash Merger Consideration equal to $1,100,000.

“Material Adverse Effect” with respect to any entity means any event, change or effect that is materially adverse to the financial condition or business of such entity and its Subsidiaries, taken as a whole, other than any such event, change or effect resulting from or arising in connection with (i) general industry-wide conditions; (ii) conditions generally affecting the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or commodities prices; (iii) acts of war, sabotage or terrorism or any military action; (iv) this Agreement or the transactions contemplated hereby, including the announcement or pendancy of such transactions; (v) changes in law or changes in general legal, regulatory or political conditions; or (vi) any change in accounting standards, requirements or principles; provided, that, in the case of (i) through (iii) and (v) through (vi), such event, change or action does not affect such entity in a substantially disproportionate manner as compared to similarly situated participants in the industry in which such entity and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Customer” has the meaning set forth in Section 3.16.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” shall mean the Cash Merger Consideration plus the Stock Merger Consideration. For purposes of determining the amount of Merger Consideration payable to Securityholders, the Closing Shares and Escrow Shares shall be valued at the Deemed Value and the Additional Shares shall be valued at the Fair Market Value determined as of the date such shares are issued hereunder.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Minor Claim” has the meaning set forth in Section 8.2(e)(ii).

“Notice of Claim” has the meaning set forth in Section 8.9(a).

“Officer’s Certificate” has the meaning set forth in Section 8.4.

“Off-the-Shelf Software” has the meaning set forth in Section 3.10(a).

“Option Exercise Price” shall mean, with respect to any In-the-Money Target Option or Out-of-the Money Target Option, the exercise price per share of such option.

“Out-Licenses” has the meaning set forth in Section 3.10(d)(i).

“Out-of-the-Money Target Option” shall mean any Target Option issued and outstanding immediately prior to the Effective Time other than In-the-Money Target Options.

“Patents” has the meaning set forth in Section 3.10(a).

“Patent Applications” has the meaning set forth in Section 3.10(a).

“Paying Agent” has the meaning set forth in Section 2.7(a).

“PCT” has the meaning set forth in Section 3.10(f)(i).

“Per Share Merger Consideration” means for each share of Target Common Stock or Target Preferred Stock, the Merger Consideration payable for such share as set forth on the Closing Payment Schedule.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated entity or Governmental Entity.

“Post-Effective Period” shall have the meaning set forth in Section 2.12.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.13.

“Pre-Closing VDA” has the meaning set forth in Section 5.13(b).

“Privacy Statement” has the meaning set forth in Section 3.10(q).

“Pro Rata Portion” means, for each Securityholder, a percentage equal to the amount of Merger Consideration actually received by such Securityholder, divided by the amount of Merger Consideration actually received by all Securityholders. Pro Rata Portion shall be determined exclusive of Dissenting Shares, if any.

“Proposed Decision” has the meaning set forth in Exhibit H.

“Proposed Re-Filing” has the meaning set forth in Section 5.13(b).

“Proprietary Rights” has the meaning set forth in Section 3.10(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Qualified Stock Exchange” shall mean The New York Stock Exchange; provided that, if as of the applicable date, the Acquiror Common Stock is not then listed on The New York Stock Exchange, such national securities exchange in the United States on which the Acquiror Common Stock is then traded, if any.

“RCRA” has the meaning set forth in Section 3.18(a)(i).

“Registrable Shares” means (i) the Closing Shares, the Escrow Shares, and if applicable, the Additional Shares and (ii) any securities issued by Acquiror after the Closing in respect of, in exchange for or in replacement of the shares referred to in clause (i) by way of a share dividend or share split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or business combination, but excluding all such shares and such other securities held by such recipients at a time when such shares and such other securities are eligible for resale by such recipients pursuant to Rule 144 under the Securities Act without limitation thereunder.

“Registration Statement” means a registration statement of Acquiror on Form S-1 or Form S-3 which covers the resale by the Acquiror Common Stock Recipients of any of the Registrable Shares, including the Prospectus, amendments and supplements to such Registration Statement, post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Registered Copyrights” has the meaning set forth in Section 3.10(a).

“Registered Trademarks” has the meaning set forth in Section 3.10(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Recital F.

“Representatives” shall mean officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Returns” has the meaning set forth in Section 3.19(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC Documents” has the meaning set forth in Section 4.6(a).

“Securityholders” shall mean each Person that holds Target Capital Stock, Target Options and/or the Target Warrant and, as applicable, the LLC Members.

“Securityholders’ Agent” has the meaning set forth in the introductory paragraph.

“Securityholder Cash Amount” shall mean an amount of the Cash Merger Consideration equal to $50,188.

“Securityholder Documents” has the meaning set forth in Section 2.7(c)(i).

“Settlement Date” has the meaning set forth in Section 2.13(e).

“Stock Merger Consideration” means the Closing Shares plus the Escrow Shares and, if applicable, the Additional Shares.

“Software” has the meaning set forth in Section 3.10(a).

“Specific Tax Indemnification” has the meaning set forth in Section 8.2(a).

“Specified Debt Amount” shall mean the Indebtedness of the Target as of the Closing that arises under the Target’s line of credit with Silicon Valley Bank that is in excess of $1,638,000, but only to the extent that such excess does not exceed the balance of Target’s cash (excluding any cash that has been paid by Target’s customers that are accounts payable), as of the Working Capital Date, by more than $200,000 (any such excess amount of more than such $200,000, the “Excess Debt Amount”). For the avoidance of doubt, any Excess Debt Amount shall be a reduction in the Cash Merger Consideration.

“Straddle Period” has the meaning set forth in Section 8.14.

“Subsidiary” means, with respect to any party, an entity in which such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Organizational Documents” means the Certificate of Incorporation and Bylaws of the Surviving Corporation in effect immediately following the Effective Time, as may be amended or restated from time to time.

“Tail Policies” shall have the meaning set forth in Section 5.12(b).

“Target” has the meaning set forth in the introductory paragraph.

“Target 401(k) Plan” has the meaning set forth in Section 5.11(c).

“Target Annual Incentive Plan” means the StarCite Corporate Bonus Plan.

“Target Balance Sheet” has the meaning set forth in Section 3.17.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Capital Stock” has the meaning set forth in Recital B.

“Target Certificate of Incorporation” has the meaning set forth in Section 3.1(a).

“Target Common Stock” has the meaning set forth in Recital B.

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.20(a).

“Target Employees” has the meaning set forth in Section 5.11(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

“Target Indemnified Person” and “Target Indemnified Persons” have the meaning set forth in Section 8.2(c).

“Target Incentive Plan” means the Target’s 2006 Equity Incentive Plan.

“Target Licensed Proprietary Rights” has the meaning set forth in Section 3.10(a).

“Target Option” has the meaning set forth in Section 3.5(a).

“Target Organizational Documents” means the Target Certificate of Incorporation and Bylaws of Target.

“Target Owned Proprietary Rights” has the meaning set forth in Section 3.10(a).

“Target Preferred Stock” has the meaning set forth in Recital B.

“Target Proprietary Rights” has the meaning set forth in Section 3.10(a).

“Target Series A Preferred Stock” has the meaning set forth in Recital B.

“Target Series A-1 Preferred Stock” has the meaning set forth in Recital B.

“Target Series B Preferred Stock” has the meaning set forth in Recital B.

“Target Software” has the meaning set forth in Section 3.10(a).

“Target Subsidiary” shall mean each Subsidiary of Target.

“Target Warrant” shall mean the Warrant to Purchase Shares of Series B Preferred Stock issued by Target to Compass Horizon Funding Company LLC on February 3, 2009.

“Target Warrant Merger Consideration” has the meaning set forth in Section 2.6(c).

“Target’s Current Facilities” has the meaning set forth in Section 3.18(b).

“Target’s Facilities” has the meaning set forth in Section 3.18(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.19(a).

“Termination Date” means the earlier of (i) one year from the date on which the Registration Statement is declared effective by the SEC; and (ii) the first date on which each Acquiror Common Stock Recipient no longer owns any Registrable Shares.

“Third Party Defense” has the meaning set forth in Section 8.9(a).

“Third Party In-licenses” has the meaning set forth in Section 3.10(d)(i).

“Trade Secrets” has the meaning set forth in Section 3.10(a).

“Trademarks” has the meaning set forth in Section 3.10(a).

“Transaction Expenses” shall mean the sum of: (i) all legal, accounting, investment banking, financial advisory and all other fees and expenses of third parties incurred by the Target in connection with the negotiation, preparation, execution and effectuation of the Agreement, (ii) the LLC Distribution Fees, (iii) an amount equal to one half of the premiums for the Tail Policies as provided in Section 5.12, and (iv) the change of control, golden parachute, or similar payments (including severance payments) payable to employees of Target pursuant to the terms of the contracts, and in the amounts, set forth on Schedule 1.4 hereto (the “Severance Payments”), in each case as a result of the transactions contemplated by this Agreement.

“WARN” has the meaning set forth in Section 3.21(a).

“Warrant Acknowledgment Form” shall have the meaning set forth in Section 2.6(c).

“Warrant Exercise Price” shall mean, with respect to any Target Warrant, the exercise price per share of such warrant.

“Working Capital” shall mean the Target’s consolidated total current assets ***, less (but without duplication) the Target’s consolidated total current liabilities ***, as determined in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements *** and in any event in accordance with the sample Working Capital calculation set forth in Exhibit G hereto; provided, however, ***. For purposes of Section 2.13, Working Capital shall be calculated as of 11:59 PM Pacific Time on the Working Capital Date. For the avoidance of doubt, in no event shall Working Capital be reduced by any Indebtedness (other than the Specified Debt Amount) or Transaction Expenses to the extent deducted from the Cash Merger Consideration.

“Working Capital Date” shall mean December 31, 2011.

“Working Capital Shortfall” has the meaning set forth in Section 2.13(e).

2. The Merger.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law, as amended (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof, subject to and following the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such later time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of The Active Network, Inc., 10182 Telesis Court, Suite 100, San Diego California 92101, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is StarCite, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) Target Capital Stock.

(i) Each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) a portion of the Cash Merger Consideration and Stock Merger Consideration as set forth on the Closing Payment Schedule, as adjusted by the Additional Shares, if any, the Escrow Shares as contemplated in Section 8 of the Agreement, the Management Cash Amount, the Securityholder Cash Amount, the Agent Escrow Amount and the working capital adjustment set forth in Section 2.13(e) below, and otherwise subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, if any holder of Target Preferred Stock shall not be an Accredited Investor as of the Closing Date, then, in lieu of Stock Merger Consideration to which such holder would otherwise have been entitled had such holder been an Accredited Investor, such holder shall receive Cash Merger Consideration with a value equal to such Stock Merger Consideration valued at the Deemed Value with any Additional Shares valued at the Fair Market Value of such shares as of the date of issuance hereunder.

(ii) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) a portion of the Cash Merger Consideration as set forth on the Closing Payment Schedule, as adjusted by the Fair Market Value of the Additional Shares, if any, the Management Cash Amount, the Securityholder Cash Amount, the Agent Escrow Amount and the working capital adjustment set forth in Section 2.13(e) below, as applicable, and otherwise subject to the terms and conditions of this Agreement.

(b) Target Stock Options. In connection with the Merger, each Out-of-the-Money Target Option outstanding immediately prior to the Effective Time shall be cancelled, without any action on the part of the holder of the Out-of-the Money Target Option, as of the Effective Time and no consideration shall be paid to any holder of an Out-of-the-Money Target Option as a result of such cancellation. Target shall take such actions as are necessary and appropriate to cause each Out-of-the-Money Target Option to be cancelled as of the Effective Time for no consideration.

(c) Target Warrant. At the Effective Time, the Target Warrant shall no longer be outstanding and shall automatically cease to exist, and the holder of the Target Warrant shall receive the right to receive a portion of the Cash Merger Consideration and Stock Merger Consideration payable at Closing as set forth on the Closing Payment Schedule, as adjusted by the Additional Shares, if any, the Escrow Shares as contemplated in Section 8 of the Agreement, the Management Cash Amount, the Securityholder Cash Amount, the Agent Escrow Amount and the working capital adjustment set forth in Section 2.13(e) below, and otherwise subject to the terms and conditions of this Agreement (such consideration, the “Target Warrant Merger Consideration”), as a termination payment with respect to the cancelation of the Target Warrant in the Merger, and shall cease to have any other rights with respect thereto. Target shall take such actions as are necessary and appropriate to cause the Target Warrant to be cancelled as of the Effective Time in exchange for the Target Warrant Merger Consideration. With respect to the holder of the Target Warrant, in order to receive the Target Warrant Merger Consideration payable with respect thereto, the holder of the Target Warrant shall execute and deliver to the Paying Agent the Warrant Acknowledgment Form, in the form attached hereto as Exhibit C, accepting such holder’s portion of the Target Warrant Merger Consideration provided under this Section 2.6(b) in exchange for cancellation of such holder’s Target Warrant(s), acknowledging that such Target Warrant shall terminate upon and may not be exercised after the Closing Date and agreeing to be bound by the indemnification obligations set forth in this Agreement (the “Warrant Acknowledgment Form”).

(d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) No Fractional Shares. The number of shares of Acquiror Common Stock to be issued to each applicable Securityholder pursuant to Section 2.6 shall be rounded down to the nearest whole number with no cash being payable for such fractional share. The amount of Cash Merger Consideration to be paid to each Securityholder shall be rounded down to the nearest whole cent.

(f) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has properly exercised and perfected such holder’s right for appraisal of such shares in accordance with Section 262 of the Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the right to receive the respective portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target for appraisal of any shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing such Dissenting Shares, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.6 and the Certificate of Merger, as adjusted by the Escrow Shares as contemplated in Section 8 of the Agreement and by the Adjustment Amount as determined pursuant to Section 2.13 below, and otherwise subject to the terms and conditions of this Agreement.

(g) Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the Chief Executive Officer and Chief Financial Officer of Target (solely in their capacities as such) and accurately setting forth: (i) the name of each stockholder of Target immediately prior to the Effective Time; (ii) the number, class and series of shares of Target Capital Stock held by each such stockholder immediately prior to the Effective Time; (iii) the name of each holder of Target Options and the Target Warrant immediately prior to the Effective Time; (iv) the number of shares of Target Common Stock subject to Out-of-the-Money Target Options held by each such holder immediately prior to the Effective Time; (v) the number of shares of Target Preferred Stock subject to the Target Warrant; (vi) the aggregate Target Warrant Merger Consideration which the holder of the Target Warrant is eligible to receive; (vii) the aggregate Merger Consideration which each Securityholder is eligible to receive, including the allocation of Cash Merger Consideration and Stock Merger Consideration for each such holder; (viii) the number of Additional Shares which may become issuable to each holder of Target Preferred Stock under the terms of this Agreement (estimated based on the Deemed Value of such shares); (ix) the calculation of the Merger Consideration, including the Estimated Working Capital, the Target Warrant Merger Consideration and the number of shares of Target Common Stock into which each share of Target Preferred Stock is convertible into immediately prior to the Effective Time; (x) a breakdown by individual or entity and amounts of the Transaction Expenses and an indication as to whether such amounts have been paid; (xi) the number of Escrow Shares and the amount of the Management Cash Amount, the Securityholder Cash Amount and Agent Escrow Amount, if any, withheld on behalf of each Securityholder, (xii) each Securityholder’s status as an Accredited Investor based upon completion of an Accredited Investor

Questionnaire (to the extent completed by such Securityholder and submitted to Target), and (xiii) each Securityholder’s Pro Rata Portion. In addition, the Closing Payment Schedule shall reflect the foregoing information with respect to LLC Members to the extent applicable. The Closing Payment Schedule shall be subject to update by the Securityholders’ Agent, with Acquiror’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, from time to time after the Closing to reflect any Dissenting Shares, issuance of Additional Shares and/or distribution of the right to receive any Merger Consideration by the LLC Stockholders to the LLC Members and, in each case, any corresponding changes (neither such updates nor the information updated shall be deemed inaccuracies in the Closing Payment Schedule). Notwithstanding the foregoing, in no event shall Acquiror be required to acknowledge an LLC Member as a Securityholder hereunder or cause the Paying Agent to deliver an applicable portion of the LLC Stockholder’s Merger Consideration to an LLC Member unless and until such LLC Member has completed transfer documentation agreeing to be bound by the terms and conditions of the Letter of Transmittal pursuant to letter agreements in substantially the form attached hereto as Exhibits I-1 and I-2, which include (i) an agreement to become subject to the indemnity obligations set forth in Section 8 of this Agreement, (ii) to the extent applicable, a representation that such LLC Member is an Accredited Investor, and (iii) such other documentation as reasonably requested by the Paying Agent (the “LLC Member Agreements”).

2.7 Surrender of Certificates.

(a) Paying Agent. The Escrow Agent shall act as paying agent (the “Paying Agent”) in the Merger.

(b) Closing Merger Consideration. Subject to Section 2.7(c)(iii), (i) at the Closing, or if Acquiror is unable to wire on the Closing Date, within one Business Day after the Closing Date, Acquiror shall deliver to the Paying Agent by wire transfer cash in an amount sufficient to permit the payment of the Cash Merger Consideration to be paid pursuant to Section 2.6, less the Management Cash Amount, the Securityholder Cash Amount and Agent Escrow Amount, (ii) as soon as reasonably practicable following the Closing, but in any event not more than two (2) Business Days after the Closing Date, Acquiror shall cause the Paying Agent to create a balance account registered to Mellon Investor Services for the benefit of holders of Target Preferred Stock and the holder of the Target Warrant for delivery of the number of Closing Shares and Escrow Shares in the respective amounts set forth on the Closing Payment Schedule and Acquiror shall deliver such shares to the Paying Agent, and (iii) at the Closing, or if Acquiror is unable to wire on the Closing Date, within one Business Day after the Closing Date, Acquiror shall deliver the Securityholder Cash Amount and Agent Escrow Amount to the Escrow Agent pursuant to Section 2.7(g). Acquiror is hereby expressly authorized to retain the Management Cash Amount at the Closing and Acquiror shall distribute such amount in accordance with Section 5.11(e) of this Agreement. Any Indebtedness of the Target that is unpaid as of the Closing, including the Specified Debt Amount, shall be paid by Acquiror (from the Cash Merger Consideration or, with respect to the Specified Debt Amount, from Acquiror’s funds) directly to the applicable lenders pursuant to payoff letters from each such lender as contemplated by Section 5.9.

(c) Exchange Procedures.

(i) Subject to Section 2.7(c)(iii), promptly following the Effective Time, but in any event not more than five (5) Business Days after the Closing Date, the Acquiror or Paying Agent, as applicable, shall mail or otherwise deliver to each holder of record of Target Capital Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Paying Agent) in the form attached hereto as Exhibit D, and which letter of transmittal shall also require each holder of record of Target Capital Stock, as a condition to its right to receive the Merger Consideration pursuant to Section 2.6, to execute and deliver with such letter of transmittal (1) a release of the Target and its affiliates, (2) an indemnification agreement indemnifying the Securityholders’ Agent, and (3) a power of attorney (the “Letter of Transmittal”); (b) such other customary documents as may be required pursuant to such instructions; and (c) instructions for use in effecting the surrender of the certificate or certificates that represent outstanding shares of Target Capital Stock (the “Certificates”, and together with items (a), (b) and (c), the “Securityholder Documents”) in exchange for the such holder’s respective portion of the Merger Consideration as described in Section 2.6(a) and Section 2.6(c), respectively. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquiror, together with such Letter of Transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration as described in Section 2.6. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the portion of the Merger Consideration which shall be issued for such Target Capital Stock.

(ii) Subject to Section 2.7(c)(iii), promptly following the Effective Time, the Acquiror or Paying Agent, as applicable, shall mail or otherwise deliver to each holder of a Target Warrant a Warrant Acknowledgment Form and instructions to complete and return such form(s) in exchange for such holder’s respective portion of the Merger Consideration payable at Closing as described under Section 2.6(b). Promptly after the Effective Time, Acquiror or the Surviving Corporation shall cause the Paying Agent to make the payments in respect of the Target Warrant to which the holder thereof is entitled as provided in Section 2.6(b) provided, however, that any such payment shall be conditioned upon such holder’s submission to the Paying Agent of a properly executed Warrant Acknowledgement Form.

(iii) To the extent that a holder of Target Capital Stock and/or a Target Warrant has properly executed and delivered to Acquiror or the Paying Agent the appropriate Securityholder Documents and Target Warrant Acknowledgment Form, as applicable, then on the Closing Date, Acquiror shall pay or cause to be paid to each such holder at Closing the Merger Consideration payable to such holder in accordance with this Section 2, in accordance with the Closing Payment Schedule. With respect to any payments payable to Securityholders that are current or former employees of Target or any of its Subsidiaries under this Section 2, Acquiror shall have the option to make such payments through Target’s payroll systems.

(d) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither the Paying Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

(g) Delivery of Securityholder Cash Amount and Agent Escrow Amount to Escrow Agent. On the Effective Date, Acquiror shall deposit with the Escrow Agent the Securityholder Cash Amount and the Agent Escrow Amount, in each case to be held and released subject to and in accordance with the terms of the Escrow Agreement in substantially the form of Exhibit E hereto (the “Escrow Agreement”).

2.8 No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6.

2.10 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Registration Rights.

(a) Acquiror Common Stock Recipients. The holders of Target Capital Stock and Target Warrants receiving Acquiror Common Stock as set forth on the Closing Payment Schedule (including the LLC Members, as applicable) shall individually be referred to as an “Acquiror Common Stock Recipient” or collectively as the “Acquiror Common Stock Recipients.” The Acquiror Common Stock shall be delivered in book entry form, unless otherwise agreed to by the Acquiror and the Acquiror Common Stock Recipient. Except for the Additional Shares, each share of Acquiror Common Stock payable to holders of Target Capital Stock pursuant to the terms of this Section 2 shall be valued at the Deemed Value. On or prior to the Closing Date, Target shall have provided to Acquiror, to the extent provided to Target by a Securityholder, an “Accredited Investor Questionnaire” (in the form agreed to between Target and Acquiror prior to the date hereof) completed by each Acquiror Common Stock Recipient with respect to, among other things, the “accredited investor” status of each such Acquiror Common Stock Recipient. For purposes of exempting the issuance of such shares from the registration requirements of the Securities Act, Acquiror shall be relying on the representations and warranties provided by the Acquiror Common Stock Recipients.

(b) Resale Registration Statement. Provided that the holders of a majority of the Registrable Shares have completed and returned to Acquiror a “Selling Stockholder Questionnaire” (in the form agreed to between Target and Acquiror prior to the date hereof) and have otherwise provided Acquiror with selling shareholder information required under the Exchange Act and Securities Act, as applicable, to be included therein, Acquiror shall file with the SEC no later than *** Business Days after the Closing Date, a Registration Statement with respect to the Registrable Shares, in order to register the resale by the Acquiror Common Stock Recipients of the Registrable Shares under the Securities Act.

(c) Effectiveness of Registration Statement. Acquiror shall take all actions reasonably necessary to maintain the effectiveness of the Registration Statement until the Termination Date, including filing such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective until the Termination Date. At least three (3) days prior to the filing of the Registration Statement, or any prospectus, amendment or supplement thereto, Acquiror shall furnish a copy thereof to each Acquiror Common Stock Recipient or their counsel (by email to such email address(es) specified by such Acquiror Common Stock Recipient in their respective Letter of Transmittal). From and after the Closing Date, until the earlier of (i) one year after the date the Registration Statement becomes effective with the SEC, and (ii) the date on which each Acquiror Common Stock Recipient no longer owns any Registrable Shares, the Acquiror agrees to (A) continue to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and to file on a timely basis all reports and other documents requested to be filed by it under Section 13 or 15(d) of the Exchange Act (and to satisfy any future criteria under Rule 144(c)(1) of the Securities Act or its successor provisions) and (B) maintain the listing and trading of the Acquiror Common Stock on the Qualified Stock Exchange.

(d) Additional Registration Requirements. Acquiror will cause all Acquiror Common Stock received by Acquiror Common Stock Recipients hereunder to be listed on the Qualified Stock Exchange as soon as reasonably practicable following the Closing Date. In addition, Acquiror will prepare and file with the SEC such amendments and

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supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and take any other actions that are necessary to keep such Registration Statement effective for the relevant period required hereunder and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement.

(e) Blue Sky Laws. Acquiror shall use commercially-reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions as the Securityholders’ Agent reasonably requests and keep such registration or qualification effective until the Termination Date, and do any and all other acts and things that may be reasonably necessary or advisable to enable the Acquiror Common Stock Recipients to consummate the disposition in such jurisdictions of the Registrable Shares covered by the Registration Statement; provided, however, that Acquiror will not be required (i) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause, (ii) to subject itself to taxation in any such jurisdiction, (iii) to consent to general service of process in any such jurisdiction or (iv) to comply with requirements under so-called “fair, just and equitable standards” under state securities laws.

(f) Notification. Acquiror shall notify the Acquiror Common Stock Recipients and the Securityholders’ Agent, at any time that a prospectus covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge and as a result of which the prospectus included in the Registration Statement as then in effect would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of the Securityholders’ Agent, Acquiror will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the Acquiror Common Stock Recipients and the Securityholders’ Agent, such prospectus, as so amended or supplemented, will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Stop Orders. Acquiror shall, upon the issuance of any stop order suspending the effectiveness of the Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in the Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order.

(h) Registration Expenses. Acquiror shall pay all any and all expenses incident to Acquiror’s performance of or compliance with this Section 2.11, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for Acquiror and all independent certified public accountants and the fees and expenses of any other persons retained by Acquiror in connection with the registration.

(i) Registration Rights Indemnification.

(A) Indemnification by Acquiror.

i) With respect to a registration pursuant to this Agreement, Acquiror agrees to indemnify, to the extent permitted by law, each Acquiror Common Stock Recipient, its officers, directors and each person who controls (within the meaning of the Securities Act) such Acquiror Common Stock Recipient (each, an “Acquiror Common Stock Indemnified Party”) against all Damages caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any related prospectus or preliminary prospectus (or any amendment thereof or supplement thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, except insofar as the same are caused by or contained in any information furnished in writing to Acquiror by any one or more Acquiror Common Stock Recipient for use therein.

ii) Each Acquiror Common Stock Indemnified Party hereunder shall (i) give prompt written notice to Acquiror of any third-party claim with respect to which it seeks indemnification and (ii) permit Acquiror to assume the defense of such third-party claim with counsel reasonably satisfactory to the Acquiror Common Stock Indemnified Party. Failure to so notify the Acquiror shall not relieve it from any liability that it may have to an Acquiror Common Stock Indemnified Party except to the extent that the Acquiror is materially and adversely prejudiced thereby. Acquiror shall not be subject to any liability for any settlement made by the Acquiror Common Stock Indemnified Party without its consent. Acquiror shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Acquiror Common Stock Indemnified Parties indemnified hereunder by such Acquiror with respect to such third-party claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any Acquiror Common Stock Indemnified Party, there may be one or more legal or equitable defenses available to such Acquiror Common Stock Indemnified Party which conflict with those available to another Acquiror Common Stock Indemnified Party with respect to such third-party claim, in which case each such Acquiror Common Stock Indemnified Party shall be entitled to use separate counsel. Acquiror shall not settle a claim against an Acquiror Common Stock Indemnified Party without such party’s prior written consent, unless such settlement provides for the unconditional release of such party and does not impose any equitable remedies with respect to such party.

(B) Indemnification by the Acquiror Common Stock Recipients. With respect to the Registration Statement, each Acquiror Common Stock Recipient will furnish to Acquiror in a written statement the selling shareholder information required under the Exchange Act and

Securities Act, as applicable, to be included therein for use in connection with the Registration Statement or any related prospectus and, to the extent permitted by law, each such Acquiror Common Stock Recipient will indemnify Acquiror, and its directors, officers and controlling persons against all Damages caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus (or any amendment thereof or supplement thereto) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, but only to the extent that such untrue statement or omission is contained in or caused by any such written statement furnished by such Acquiror Common Stock Recipient.

(ii) The indemnification obligations in this Section 2.11(i) shall ***.

(j) Acquiror Common Stock Legend. Until the resale by the Acquiror Common Stock Recipients of their Acquiror Common Stock has become registered (including pursuant to the Registration Statement) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Acquiror Common Stock issued to the Acquiror Common Stock Recipients hereunder shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Promptly after the resale of such shares of Acquiror Common Stock Recipients has become registered (including pursuant to the Registration Statement) under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, Acquiror shall take all actions required to cause such legend to be removed from such shares of Acquiror Common Stock.

2.12 Additional Shares. In the event that the shares of Acquiror Common Stock do not close trading at or above $15.00 per share on the Qualified Stock Exchange for at least three (3) consecutive trading days at any time during the sixty (60) day period immediately following the date on which the SEC declares the Registration Statement effective (the “Post-Effective Period”), Acquiror shall issue an aggregate of 150,000 additional shares of Acquiror Common Stock (the “Additional Shares”) to the Acquiror Common Stock Recipients as soon as reasonably practicable following expiration of the Post-Effective Period, but in any event not later than five (5) Business Days following such expiration. Securityholders’ Agent shall update the

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Closing Payment Schedule, with Acquiror’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to reflect whether or not the Additional Shares are issuable pursuant to this Section 2.12 and, if so, the allocation of the value of the Additional Shares among the Securityholders, based on the Fair Market Value of the Additional Shares as of the date of issuance. If issuable pursuant to this Section 2.12, Acquiror shall, or shall cause the Paying Agent to, distribute such shares to Securityholders as set forth on such updated Closing Payment Schedule. If Additional Shares are issued pursuant to this Section 2.12, then, as promptly as practicable after such issuance, the Securityholders’ Agent shall cause the Escrow Agent to release the Securityholder Cash Amount to the Securityholders in accordance with the Closing Payment Schedule (as updated by the Securityholders’ Agent in accordance with this Section 2.12). If no Additional Shares are issued, then, as promptly as practicable after the end of the Post-Effective Period, the Securityholders’ Agent and Acquiror shall cause the Escrow Agent to release the Securityholder Cash Amount to the Securityholders in accordance with the Closing Payment Schedule (as updated by the Securityholders’ Agent in accordance with this Section 2.12).

2.13 Working Capital Adjustment.

(a) On or prior to the Closing Date, Target shall have delivered to Acquiror (i) a certificate of the Target’s Chief Executive Officer and its Chief Financial Officer (the “Estimated Working Capital Certificate”) setting forth the Estimated Working Capital as of the Working Capital Date calculated in accordance with Section 2.13(b) and (ii) a Target proposed balance sheet of the Target as of the Working Capital Date reflecting Target’s calculation of each of the components of the Working Capital and the aggregate amount thereof (the “Estimated Working Capital Balance Sheet”), which shall have been prepared in accordance with GAAP applied on a basis consistent with the Target’s past practices used in preparing the Target Financial Statements. The Estimated Working Capital Certificate shall be used to make a preliminary adjustment to the Cash Merger Consideration on the Closing Date pursuant to Section 2.13(b), subject to further adjustment in accordance with Section 2.13(e).

(b) In the event that the Estimated Working Capital is less than the Baseline Working Capital, the Cash Merger Consideration shall be adjusted downward by the amount by which the Estimated Working Capital is less than the Baseline Working Capital. The adjustment, if any, referred to in this Section 2.13(b) is referred to herein as the “Adjustment Amount”.

(c) Within ninety (90) days after the Working Capital Date, the Acquiror shall prepare and deliver to the Securityholders’ Agent a certificate setting forth, in reasonable detail, the Final Working Capital as of the Working Capital Date (the “Closing Working Capital Certificate”), together with a balance sheet of Target as of the Working Capital Date reflecting Acquiror’s calculation of each of the components of the Working Capital and the aggregate amount thereof (the “Closing Working Capital Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with Target’s past practices used in preparing the Target Financial Statements and in accordance with Exhibit G. With respect to any fees and expenses incurred by Target or Acquiror (or any Affiliate thereof) in connection with the preparation of the Audited Financial Statements, the amount set forth on the Estimated Working Capital Balance Sheet as a reserve for costs and expenses to be incurred in connection with the preparation of the audited financial statements of Target for the period ended December 31, 2011 shall be the amount reflected in the Closing Working Capital Balance Sheet for purposes of determining the Adjustment Amount. Acquiror shall be solely responsible for any fees and expenses incurred in connection with the preparation of the Audited Financial Statements that are in excess of such amount.

(d) The Securityholders’ Agent shall have forty-five (45) days from the date on which the Closing Working Capital Certificate and the Closing Working Capital Balance Sheet have been delivered to it to raise any objection(s) to the Closing Working Capital Certificate or the Closing Working Capital Balance Sheet, by delivery of written notice to the Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Securityholders’ Agent shall not deliver any such objection(s) with respect to the Closing Working Capital Certificate or the Closing Working Capital Balance Sheet within such forty-five (45) day period, then the Closing Working Capital Certificate shall be deemed final for purposes of this Section 2.13. In the event that any such objection(s) are so delivered, the Closing Working Capital Certificate shall be deemed not final and the Acquiror and the Securityholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and the Securityholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or the Securityholders’ Agent or its Representatives. Acquiror and the Securityholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and the Securityholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, the Securityholders’ Agent and all stockholders of Target. The fees and expenses of the Independent Accounting Firm shall be split equally between Acquiror and the Securityholders’ Agent. Target’s Final Working Capital reflected in the Closing Working Capital Certificate, as revised to reflect the resolution of any and all disputes by Acquiror and the Securityholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital.” Until the Final Working Capital is determined, Acquiror and the Securityholders’ Agent shall cooperate with, make their working papers, books, records and employees available to and otherwise assist the other party and its accountants and other representatives at reasonable times during such other party’s review of, and the resolution of any objections with respect to, the Capital Certificate or the Closing Working Capital Balance Sheet.

(e) At such time as the Closing Working Capital Certificate shall become final in accordance with Section 2.13(d) (the “Settlement Date”), the Estimated Working Capital shall be compared to the Final Working Capital. In the event that the Final Working Capital is less than the Estimated Working Capital (the “Working Capital Shortfall”), the Securityholders’ Agent and Acquiror shall cause the Escrow Agent to deliver to the Acquiror on behalf of the Securityholders a portion of the Escrow Shares, with any Escrow Shares being released in satisfaction thereof valued at the greater of the Deemed Value or the Fair Market Value of Acquiror Common Stock as of the Settlement Date.

2.14 LLC Stockholders; LLC Members. Acquiror acknowledges and agrees that each LLC Stockholder shall distribute the Merger Consideration payable to such LLC Stockholder to the members of such LLC Stockholder immediately after the Effective Time. Any member of an LLC Stockholder that actually receives Merger Consideration upon such distribution (the “LLC Members”), shall be deemed to be a “Securityholder” in lieu of such LLC Stockholder for purposes of this Agreement to the extent of the Merger Consideration actually distributed to such LLC Member; provided, however, that Acquiror shall not be obligated to acknowledge an LLC Member as a Securityholder hereunder and shall not cause the Paying Agent to deliver the applicable portion of the LLC Stockholder’s Merger Consideration to an LLC Member unless and until such LLC Member has executed and delivered to Acquiror the applicable LLC Member Agreements. Further, for the avoidance of doubt, but subject to the foregoing proviso, each LLC Stockholder that distributes Merger Consideration to its LLC Members shall not be deemed to be a Securityholder for purposes of any indemnification obligations (whether arising from the appointment of the Securityholders’ Agent or otherwise) under this Agreement or the Escrow Agreement and each such LLC Member shall be deemed a Securityholder for purposes of any indemnification obligations in lieu of such LLC Member as set forth in Section 8 of this Agreement (which indemnification obligations shall be *** with any other Securityholder, including any LLC Members). Each LLC Stockholder may direct Acquiror and/or the Paying Agent to distribute Merger Consideration paid to such LLC Stockholder to such LLC Stockholder’s LLC Members, provided that such LLC Stockholder has executed and delivered to Acquiror and the Paying Agent (i) the Securityholder Documents, and (ii) written instructions with respect to the distribution, which written instructions shall be in form and substance reasonably satisfactory to Acquiror and the Paying Agent and, to the extent that an LLC Stockholder has satisfied the foregoing conditions on or prior to the Closing Date, distribution of Merger Consideration to the LLC Members shall be made on the Closing Date in accordance with Section 2.7(c)(iii); provided, however, that in no event shall an LLC Member be entitled to receive any such distribution prior to execution and delivery of the applicable LLC Member Agreements.

3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify all other subsections in this Section 3 only to the extent the applicability of such disclosure to such other Section of the Target Disclosure Schedule is reasonably apparent from the face of such disclosure without further investigation.

3.1 Organization, Standing and Power.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and

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correct copy of the Certificate of Incorporation of Target (the “Target Certificate of Incorporation”), Bylaws or other charter documents, as applicable, of Target, each as amended to date, and each of which are in full force and effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Except as set forth on Section 3.1 of the Target Disclosure Schedule, Target does not have any Subsidiaries, and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b) Each Target Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate, partnership or other similar powers required to carry on the business (as applicable to such entity) as now conducted, other than such exceptions as have not had and would not be reasonably expected to have a Material Adverse Effect on Target. Each Target Subsidiary is duly qualified to do business as a foreign corporation or other foreign legal entity and is in good standing in each jurisdiction where such qualification is necessary, with such exceptions as have not had and would not be reasonably expected to have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of the applicable article of incorporation, bylaws or other charter or organizational documents of each Target Subsidiary, each as amended to date. No Target Subsidiary is in violation of any of the provisions of its charter or organizational documents.

3.2 Authority; Conflicts; Consents of Third Parties.

(a) Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by Target’s stockholders of this Agreement and approval by Target’s stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, and, other than the Requisite Stockholder Approval, no other corporate action on the part of the Target or Target Stockholders is necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger.

(b) The Requisite Stockholder Approval is the only approval necessary of the holders of Target Capital Stock to adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of the holders of Target Capital Stock is necessary under Delaware Law. The Board of Directors of Target has (i) approved this Agreement and the Merger; (ii) declared that in its opinion the Merger is advisable; and (iii) submitted the Agreement to the stockholders of Target and recommended that the stockholders adopt the Agreement. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(c) The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Target Certificate of Incorporation or Bylaws of Target, as amended, or the charter documents of any Target Subsidiary, as amended; or (ii) except as set forth in Section 3.2(c) of the Target Disclosure Schedule, any mortgage, indenture, lease, contract or other agreement or instrument, or (iii) any permit, concession, government franchise or license, judgment, order or decree specifically naming Target or any Target Subsidiary, or to Target’s Actual Knowledge, any permit, concession, government franchise or license, judgment, order or decree not specifically naming Target or any Target Subsidiary, or (iv) any statute, law, ordinance, rule or regulation applicable to Target or its business or any Target Subsidiary, in the cases of subsections (ii), (iii) and (iv), that would have or would be reasonably expected to have a Material Adverse Effect on Target.

(d) Except as set forth in Section 3.2(d) of the Target Disclosure Schedule, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Target or any Target Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 2.2; and (ii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”) and foreign anti-trust laws.

3.3 Governmental Authorization. Target and each Target Subsidiary have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target or any Target Subsidiary currently operates or holds any interest in any of its material properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect, except where failure to obtain any such consent, license, permit, grant, or other authorization of a Governmental Entity would not result in, or would not reasonably be expected to result in, a Material Adverse Effect on Target.

3.4 Financial Statements.

(a) Target has delivered to Acquiror the audited financial statements of Target for the fiscal years ended December 31, 2008, 2009 and 2010, and the unaudited financial statements (consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows) of Target on a consolidated basis as at and for the eleven-month period ended November 30, 2011 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which is not expected in the aggregate to have a Material Adverse Effect with respect to Target) applied on a consistent basis throughout the periods presented. The Target Financial Statements fairly present, in all material respects, the consolidated financial position of Target and the results of its operations and cash flows, as of the dates and for the periods indicated therein, in conformity with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b) Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; and (ii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target and each Target Subsidiary are not a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

(c) To the Actual Knowledge of Target, there are no circumstances that would require Target to restate any of the Target Financial Statements. Target has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year to the date hereof.

3.5 Capital Structure.

(a) Capitalization of Target. As of the date of this Agreement, the authorized capital stock of Target consists of 34,504,347 shares of Target Common Stock, of which 1,236,188 shares are issued and outstanding, and 23,704,347 shares of Target Preferred Stock, (i) 20,000,000 of which are designated as Target Series A Preferred Stock, all of which are issued and outstanding, (ii) 200,000 of which are designated as Target Series A-1 Preferred Stock, all of which are issued and outstanding and (iii) 3,504,347 of which are designated as Target Series B Preferred Stock, of which 3,260,869 shares are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Target Certificate of Incorporation or Bylaws of Target, or any agreement to which Target, is a party or by which it is bound. There are 6,000,000 shares of Target Common Stock reserved for issuance under the Target Incentive Plan, of which 2,996,168 were subject to outstanding options under the Target Incentive Plan (collectively, the “Target Options”); 1,762,487 shares have been reserved for future option or stock grants under the Target Incentive Plan and 80,960 shares have been issued upon the exercise of options issued pursuant to the Target Incentive Plan. Except for the Target Incentive Plan, no other Target stock option plan or other equity based compensation plan is currently in effect, and there are no shares of Target Capital Stock, reserved for issuance under any other equity based compensation plan. There are 43,478 shares of Target Series B Preferred Stock reserved for issuance upon the exercise of the Target Warrant. Target has made available to Acquiror true and complete copies of the Target Warrant, and has made available to Acquiror a form of award agreement for the Target Options. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding sentences, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Common Stock issuable upon exercise of the options described in this Section 3.5 will be, when issued pursuant to the respective terms of such options, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.5(a) of the Target Disclosure Schedule, there are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (A) between or among Target and any of its stockholders; and (B) to Target’s Knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws. All Target Preferred Stock converts to Target Common Stock as set forth in the Closing Payment Schedule.

(b) All of the outstanding shares of capital stock of, or other equity or voting interests in, any Target Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and, are owned, both beneficially and of record, by Target, and, except as set forth in Section 3.5(b) of the Target Disclosure Schedule, free and clear of all pledges, claims, liens, charges, encumbrances and security interest of any kind or nature (except for restrictions imposed by applicable securities laws), and are not subject to any rights, options, warrants, commitments or agreements of any character with respect to their ownership, control or voting. There are no options, warrants, calls, rights, commitments or agreements of any character to which any Target Subsidiary is a party or by which it is bound, obligating the Target Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Target Subsidiary or obligating the Target Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(c) With respect to each Target stockholder, Section 3.5(c)(i) of the Target Disclosure Schedule sets forth the number, class and series of shares of Target Capital Stock that each stockholder holds of record, and the address and state of residence of such stockholder. With respect to each Target Option, Section 3.5(c)(ii) of the Target Disclosure Schedule sets forth the holder of each Target Option and the number, class and series of shares of Target Common Stock issuable upon exercise of such Target Option. With respect to each Target Warrant, Section 3.5(c)(iii) of the Target Disclosure Schedule sets forth the holder of each Target Warrant and the number, class and series of shares of Target Common Stock issuable upon exercise of such Target Warrant.

(d) All of the information contained in the Closing Payment Schedule is accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Target Capital Stock or options, warrants or other rights convertible into Target Capital Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance, in all material respects, with Target’s Target Certificate of Incorporation and Delaware Law.

(e) Except as set forth in Section 3.5(e) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of the Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

(f) As of the Closing, all options or other rights to acquire shares of Target Capital Stock, if any, shall have been terminated and be of no further force or effect.

3.6 Absence of Certain Changes. Since November 30, 2011 (the “Target Balance Sheet Date”), Target and each Target Subsidiary has conducted its business in the ordinary course consistent with past practice and except as set forth on Section 3.6 of the Target Disclosure Schedule there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target or any Target Subsidiary other than in the ordinary course of business and consistent with past practice; (c) any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any Target Subsidiary or any revaluation by Target or any Target Subsidiary of any of its material assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any Target Subsidiary or any direct or indirect redemption, purchase or other acquisition by Target or any Target Subsidiary of any of its shares of capital stock; (e) any Material Contract entered into by Target or any Target Subsidiary, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which Target or any Target Subsidiary is a party or by which it is bound that has or would reasonably be expected to result in a Material Adverse Effect on Target; (f) any amendment or change to the Certificate of Incorporation or Bylaws or other organizational document of Target or any Target Subsidiary; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target or any Target Subsidiary to any of its directors or employees, other than in the ordinary course of business; or (h) any current negotiations or agreement by Target or any Target Subsidiary to do any of the things described in the preceding clauses (a) through (g) (other than with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Capital Stock or on shares of capital stock of any Target Subsidiary.

3.7 Absence of Undisclosed Liabilities. Neither Target nor any Target Subsidiary has any material obligations or liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than those obligations, liabilities or commitments (a) adequately provided for in the Target Balance Sheet, and (b) incurred in the ordinary course of business since the Target Balance Sheet Date.

3.8 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or investigation, pending before any Governmental Entity, foreign or domestic of which Target or any Target Subsidiary has received written notice, or, to Target’s Knowledge, is otherwise threatened against Target or any Target Subsidiary, any of its properties or any of their respective officers or directors (in their capacities as such).

(b) There is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made against Target or any Target Subsidiary that (i) challenges the right, title or interest of Target or any Target Subsidiary in, to or under the Target Proprietary Rights; (ii) challenges the validity, enforceability or claim construction of any Patents comprising such Target Proprietary Rights except as otherwise set forth in Section 3.8(b) of the Target Disclosure Schedule; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or any Target Subsidiary of Proprietary Rights of any other third party.

(c) There is no judgment, decree or order against Target or any Target Subsidiary or, to Target’s Knowledge, any of their respective directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Target Proprietary Rights; (ii) would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have a Material Adverse Effect on Target.

(d) All litigation to which Target or any Target Subsidiary is a party (or, to the Knowledge of Target, threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.

3.9 Restrictions on Business Activities. Except as set forth in Section 3.9 of the Target Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Target or any Target Subsidiary that has or would reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or any Target Subsidiary, any acquisition of property by Target or any Target Subsidiary or the conduct of business by Target or any Target Subsidiary as currently conducted by Target or any Target Subsidiary, as the case may be. The foregoing representations and warranties shall not apply to Intellectual Property matters.

3.10 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” shall mean all copyrights, copyrightable works, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions and treaties.

(ii) “IP Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, right of first negotiation, community property interest, title retention or title reversion agreement, or similar encumbrance, whether accrued, absolute or contingent.

(iii) “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, certificates of invention, registrations of patents and adjustments, restorations and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Entity, including without limitation design patents.

(iv) “Off-the-Shelf Software” shall mean any Software (other than open source Software, including Software licensed under licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee of less than $10,000 per license and that was obtained by Target in the ordinary course of business.

(v) “Patents” shall mean the Issued Patents and the Patent Applications.

(vi) “Patent Applications” shall mean all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures or records of invention filed with any Governmental Entity, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

(vii) “Proprietary Rights” shall mean any and all of the following in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) all other ideas, inventions, know how, designs, manufacturing specifications, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights; or (b) any right (whether at law, equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

(viii) “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Entity.

(ix) “Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Entity.

(x) “Software” means all (i) computer programs, including any and all software implementations of algorithms, heuristics, models and methodologies, whether in source code or object code; (ii) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (iv) testing, validation, verification and quality assurance materials relating to any of the foregoing; (v) documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (vi) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; and (vii) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

(xi) “Target Licensed Proprietary Rights” shall mean Proprietary Rights owned by any Person other than Target or any Target Subsidiary that are licensed to Target or any Target Subsidiary.

(xii) “Target Owned Proprietary Rights” shall mean Proprietary Rights owned by or purported to be owned by Target or any Target Subsidiary.

(xiii) “Target Proprietary Rights” shall mean the Target Owned Proprietary Rights and the Target Licensed Proprietary Rights.

(xiv) “Trade Secrets” shall mean all proprietary and confidential information including such product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer programs (including both source code and object code), databases, interfaces, Software, database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), in each case to the extent any of the foregoing derives economic value from not being generally known to other third parties who can obtain economic value from its disclosure or use (excluding any Copyrights or Patents that may cover or protect any of the foregoing), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(xv) “Target Software” shall mean all Software that constitutes Target Owned Proprietary Rights.

(xvi) “Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.

(b) Disclosure of Certain Target Proprietary Rights. Section 3.10(b) of the Target Disclosure Schedule lists the following with respect to the Target Proprietary Rights:

(i) Disclosure of Patents. Section 3.10(b)(i)(A) of the Target Disclosure Schedule lists all of the Patents that constitute Target Owned Proprietary Rights, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed and a description of any filings or payment of fees that are due to any Governmental Entity during the ninety (90) day period following the Closing. Section 3.10 (b)(i)(B) of the Target Disclosure Schedule lists all of the Patents in which Target or any Target Subsidiary has any ownership of any right, title or interest, other than those that constitute Target Owned Proprietary Rights.

(ii) Disclosure of Registered Copyrights and Software. Section 3.10(b)(ii) of the Target Disclosure Schedule lists (i) all of the Registered

Copyrights that constitute Target Owned Proprietary Rights, setting forth in each case the jurisdictions in which such Registered Copyrights have been registered and applications for registration have been filed, (ii) a description of any filings or payment of fees that are due to any Governmental Entity during the ninety (90) day period following the Closing for any Registered Copyrights, and (iii) all proprietary Software, middleware and firmware distributed by Target or any Target Subsidiary.

(iii) Disclosure of Trademarks. Section 3.10(b)(iii) of the Target Disclosure Schedule lists (i) all of the Registered Trademarks, unregistered Trademarks and domain names and domain name registrations that, in each case, constitute Target Owned Proprietary Rights, setting forth in each case the jurisdictions in which such Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed, (ii) a description of any filings or payment of fees that are due to any Governmental Entity during the ninety (90) day period following the Closing, and (iii) all other Trademarks used in connection with the conduct of Target’s business. No Trademarks or domain names other than as set forth in Section 3.10(b)(iii) of the Target Disclosure Schedule are used in connection with any Target Software.

(c) Ownership of and Right to Use Proprietary Rights; No Encumbrances. Except as set forth in Section 3.10(c) of the Target Disclosure Schedule, Target is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all IP Encumbrances all of the Target Owned Proprietary Rights identified in Sections 3.10(b)(i), 3.10(b)(ii) and 3.10(b)(iii) of the Target Disclosure Schedule. Target and each Target Subsidiary have the right to use all Trade Secrets used by Target or any Target Subsidiary for their respective intended purposes in the conduct of Target’s business. Target and each Target Subsidiary have valid, legally enforceable rights to use, license, practice and otherwise exploit all Target Licensed Proprietary Rights. The Target Proprietary Rights identified in Section 3.10(b) of the Target Disclosure Schedule, together with the Trade Secrets used by Target or any Target Subsidiary and the Target Licensed Proprietary Rights, constitutes all the Proprietary Rights used by Target or any Target Subsidiary in connection with the conduct of, or reasonably related to, Target’s business. To the Knowledge of Target, all Target Licensed Proprietary Rights (including without limitation an interest acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of IP Encumbrances, and neither Target nor any Target Subsidiary have received any written notice that any portion of the Target Licensed Proprietary Rights are subject to any other IP Encumbrance.

(d) Agreements Related to Target Proprietary Rights.

(i) Disclosure of Proprietary Rights Agreements. Section 3.10(d)(i) of the Target Disclosure Schedule lists any contracts, licenses or other arrangements to which Target or any Affiliate of Target is a party (a) granting any Person a license or covenant not to sue or other immunity from suit under any Target Proprietary Rights (the “Out-Licenses”), other than customer contracts entered into in the ordinary course of business, (b) granting to Target or any Target Subsidiary a license or covenant not to sue or other immunity from suit under any Target Licensed Proprietary Rights, with or without the right to sublicense the same (other than licenses granted to Target for Off-the-Shelf

Software) (the “Third Party In-licenses”); (c) regarding joint development of any current or planned products or Target Proprietary Rights; (d) by which Target or any Target Subsidiary grants or co-owns with a third party any ownership right or title to any Target Proprietary Rights (the “Assignment Agreements”); (e) under which Target or any Target Subsidiary grants or receives an option or right of first refusal or right of first negotiation relating to any Proprietary Rights; (f) pursuant to which Target or any Target Subsidiary has deposited or is required to deposit with an escrow agent or any other Person, Target Software; and (g) any limitations on Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Target Owned Proprietary Rights, including any Target Software, including any covenant not to compete. With respect to each Out-License, Third Party In-license and each Assignment Agreement, (i) each is in full force and effect as of the Closing Date and (ii) Target and each Target Subsidiary are in compliance with the material terms and conditions thereof.

(ii) Royalties. Except as set forth in the Third Party In-licenses, Target and each Target Subsidiary have no existing, contractual obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Target Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Target Software.

(iii) Indemnification. Except as set forth on Section 3.10(d)(iii) of the Target Disclosure Schedule, Target and each Target Subsidiary have not entered into any contract, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in Target’s or any Target Subsidiary’s form of sales agreements or agreements with customers or end users arising in the ordinary course of the Target’s business; copies of such indemnification agreements have been made available to Acquiror or its counsel; and

(iv) No Breach. Except as set forth on Section 3.10(d)(iv) of the Target Disclosure Schedule, neither Target, any Target Subsidiary, nor, to the Actual Knowledge of Target, any other Person, is in breach of any contract, license or other arrangement described in this Section 3.10(d) and neither Target nor any Target Subsidiary has notified any Person in writing and no Person has notified Target or any Target Subsidiary in writing of any such breach.

(e) No Third Party Rights in Target Proprietary Rights.

(i) No Ownership. Except as set forth on Section 3.10(e)(i) of the Target Disclosure Schedule, no current or former officer, manager, director, stockholder, member, consultant or independent contractor of Target or any Target Subsidiary by virtue of such status or relationship with Target or any Target Subsidiary has any right, title or interest in, to or under any Target Owned Proprietary Rights, including any Target Software, that have not been either (a) irrevocably assigned or transferred to Target or any Target Subsidiary or

(b) licensed (with the unrestricted right to grant sublicenses) to Target or any Target Subsidiary under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(ii) No Challenges. Except as set forth on Section 3.10(e)(ii) of the Target Disclosure Schedule, neither Target nor any Target Subsidiary has received notice of any challenge or threatened challenge, and no Person has asserted or threatened a claim or made a demand, nor is there any proceeding pending or to the Knowledge of Target threatened nor are there any facts in existence which to the Knowledge of Target would be reasonably likely to give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) Target’s or any Target Subsidiary’s right, title or interest in, to or under the Target Proprietary Rights, (b) any contract, license or other arrangement under which Target claims any right, title or interest under the Target Proprietary Rights or restricts the use, manufacture, transfer, sale, delivery or licensing by Target or any Target Subsidiary of any Target Proprietary Rights or any Target Software, or (c) the validity, enforceability or claim construction of any Patents.

(iii) No Restrictions. Neither Target nor any Target Subsidiary is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Target Proprietary Rights by Target or any Target Subsidiary, restricting the use, manufacture, transfer, sale, importation or licensing of any Target Software, or which might reasonably be expected to affect the validity, use or enforceability of any Target Proprietary Rights.

(iv) No Infringement by Other Persons. No Target Proprietary Rights owned by or exclusively licensed to Target or any Target Subsidiary have been to the Knowledge of Target infringed or, misappropriated or impermissibly disclosed by any Person, including by any current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target or any Target Subsidiary.

(v) Trademarks. No Registered Trademark owned by Target or any Target Subsidiary has lapsed, expired or been abandoned, except for such Trademarks that have been permitted to lapse, expire, or become abandoned by Target or any Target Subsidiary more than twenty-four (24) months prior to the Closing Date in their reasonable business judgment in the ordinary course of Target’s business. Target has not received written notice that any opposition, cancellation, re-examination or invalidity proceedings have been commenced related thereto in any jurisdictions where such procedures are available nor does there exist any fact to the Knowledge of Target that would reasonably be expected to lead to any such opposition.

(f) Patents.

(i) Proper Filing. Except for Patents that Target or any Target Subsidiary has decided not to pursue or maintain or otherwise permitted to lapse, expire or be abandoned in its reasonable business judgment in the ordinary course, as set forth in Section 3.10(f) of the Target Disclosure Schedule, all Patents owned by Target or any Target Subsidiary have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and fees, including all maintenance and annual fees in the correct entity status amounts, in accordance with the legal and administrative requirements of the appropriate Governmental Entity, and have not lapsed, expired or been abandoned, and all Patents exclusively licensed to Target or any Target Subsidiary, to the Knowledge of Target, have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Entity and have not lapsed, expired or been abandoned. Target and each Target Subsidiary have made or will make such filings under the Patent Cooperation Treaty (“PCT”) as it determined to be necessary or appropriate in order for Target or any Target Subsidiary to timely preserve its rights under Patents in any jurisdiction subject to the PCT with respect to which the time to make national stage elections has not passed, except for such Patents that Target has decided not to pursue or maintain or otherwise permitted to lapse, expire or be abandoned in its reasonable business judgment in the ordinary course of Target’s business.

(ii) Patents Generally. Except as set forth in Section 3.10(f)(ii) of the Target Disclosure Schedule, (a) all non-expired Patents owned by or purported to be owned by Target or any Target Subsidiary and all Patents exclusively licensed to Target or any Target Subsidiary, in each case, (x) to the Knowledge of Target, disclose patentable subject matter, (y) have been prosecuted in good faith, including complying with the duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office and (z) are subsisting and in good standing, (b) Target has received no written notice of inventorship challenges to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such challenge, (c) Target has received no written notice that an interference has been declared or provoked relating to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such interference, (d) Target has received no written notice that an opposition proceeding have been commenced related to such Patents in any jurisdictions where such procedures are available nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such opposition, (e) to the Knowledge of Target there does not exist any fact that would reasonably likely lead to a finding of invalidity or unenforceability of any Issued Patent; and

(g) No Infringement by Target. The conduct of the Target’s business as conducted prior to or on the Closing Date, including the making, using, offering for sale, selling, otherwise distributing or importing of any Target Software, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. With respect to Target’s and the Target Subsidiaries proposed conduct of the business on the Closing, such proposed business does not (x) to the Knowledge of Target, infringe, constitute contributory infringement or inducement to infringe any Patents of any Person or (y) infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person other than Patents.

(h) No Person has asserted or threatened a claim, there and neither to the Knowledge of Target are there any facts which could give rise to a claim nor has Target or any Target Subsidiary received any notification, that the Target’s business or any Target Software (or any Target Proprietary Rights embodied in any Target Software) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified Target or any Target Subsidiary that Target requires a license to any such Person’s Proprietary Rights and neither Target or any Target Subsidiary have received any unsolicited written offer to license (or any other written notice of) any Person’s Proprietary Rights.

(i) Trade Secrets. Target and each Target Subsidiary have taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all material Trade Secrets in which Target or any Target Subsidiary as any right, title or interest. Target and each Target Subsidiary have not disclosed any material Trade Secrets in which Target or any Target Subsidiary has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation by Target and each Target Subsidiary of any Trade Secret not owned by Target or any Target Subsidiary has been pursuant to the terms of a written agreement between Target and the owner of such Trade Secret, or is otherwise lawful.

(j) Employee Agreements. Except as set forth on Section 3.10(j) of the Target Disclosure Schedule, (i) all current and former employees of Target and any Target Subsidiary employed on or after January 1, 2008, and (ii) to the Knowledge of Target, all other former employees, in each case who were involved in, or who contributed to, the creation or development of any material Proprietary Rights or any Target Software currently used by the Target or any Target Subsidiary, have executed and delivered to Target or any Target Subsidiary written agreements, containing no exceptions or exclusions, regarding the protection of proprietary information and the irrevocable assignment to Target or applicable Target Subsidiary of any Proprietary Rights arising from services performed by such Persons for the benefit of Target or the applicable Target Subsidiary. To the Actual Knowledge of Target, no current Target employee or Target Subsidiary employee is in violation of any term of any such agreement as it relates to protection of proprietary information and the assignment of Proprietary Rights arising from services performed by such Persons.

(k) Contractors. Except as set forth on Section 3.10(k) of the Target Disclosure Schedule, (i) all current and former consultants and independent contractors providing services to Target or any Target Subsidiary on or after January 1, 2008, and (ii) to the Knowledge of Target, all other former consultants and independent contractors to Target or any Target Subsidiary, in each case who are or were involved in, or who have contributed to, the creation or development of any material Proprietary Rights or any Target Software currently used by the Target or any Target Subsidiary, have executed and delivered to Target a written agreement regarding the protection of proprietary information and the irrevocable assignment to Target of any Proprietary Rights arising from services performed by such Persons, that is substantially similar to the form previously delivered by Target to Acquiror. Section 3.10(k) of the Target Disclosure Schedule sets forth a list of consultants and independent contractors used by Target or any Target Subsidiary since January 1, 2010 in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Owned

Proprietary Rights, any Target Software or any tangible embodiments thereof. To the Actual Knowledge of Target, no current consultant or independent contractor is in violation of any term of any such agreement as it relates to protection of proprietary information and the assignment of Proprietary Rights arising from services performed by such consultant or independent contractor.

(l) No Standards Bodies. Neither Target nor any Target Subsidiary is or has ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that would or does require or obligate Target or any Target Subsidiary to grant or offer to any other Person any license or right to the Target Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by Target or any Affiliate of Target after the Closing Date.

(m) No Government Funding. No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Target Proprietary Rights or any Target Software.

(n) Source Code. No Target Software is, in whole or in part, subject to the provisions of any licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org or similar open source license agreement, including any such agreement that (i) requires the distribution of source code in connection with the distribution of the licensed Target Software in object code form; (ii) prohibits or limits Target or any Target Subsidiary from charging a fee or receiving consideration in connection with sublicensing, licensing or distributing such licensed Target Software; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer such Software by its terms and not by operation of law. Neither Target nor any Target Subsidiary have disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of any Target Software source code. No event has occurred, and, to Target’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Target Software source code.

(o) Viruses and Bugs. Except with respect to demonstration or trial copies, no Target Software licensed by Target or any Target Subsidiary to any Person, contains any Software for the purpose of creating any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components designed to permit unauthorized access or to disable or erase Software, hardware or data without the consent of the user. Section 3.10(o) of the Target Disclosure Schedule contains the most recent “bug list” with respect to each product, system, program or software module of any Target Software.

(p) Warranty. Except as set forth in Section 3.10(p) of the Target Disclosure Schedule, any Target Software designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Target or any Target Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty, the agreement related to such Target Software and with all applicable legal requirements. There is no claim pending or threatened in writing that installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Target or any Target Subsidiary were performed other than in all material respects with the terms and requirements of all applicable warranties and the agreement related to such services and with all applicable legal requirements. No customer or other Person has asserted or threatened to assert any claim against Target or any Target Subsidiary (i) under or based upon any warranty provided by or on behalf of Target or any Target Subsidiary, or (ii) under or based upon any other warranty relating to any Target Software.

(q) Privacy. A privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any Target or any Target Subsidiary website is posted on each Target or any Target Subsidiary website. All versions of the Privacy Statement posted on each Target or any Target Subsidiary website over the past three years, together with accurate information regarding the times during which such statements were in use, have been provided to Acquiror. Such Privacy Statements are accurate and consistent with Target’s or any Target Subsidiary’s actual practices with respect to the collection, retention, use and disclosure of individuals’ personal information. Target and each Target Subsidiary (i) comply and have complied with the Privacy Statements as applicable to any given set of personal information collected by Target or any Target Subsidiary from individuals, (ii) comply and have complied with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, including without limitation the posting of consumer notices and policies, including without limitation the posting of privacy policies, associated with collecting or personal information and (iii) take and have taken all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Target or any Target Subsidiary by individuals. Target and each Target Subsidiary have used commercially reasonable efforts (including technological and procedural measures) to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure. Target and each Target Subsidiary do not knowingly collect information from or target children under the age of thirteen. Target and each Target Subsidiary do not sell, rent or otherwise make available to third parties any personally identifiable information submitted by individuals. Other than as constrained by the Privacy Statements, by contractual obligations and by applicable laws and regulations, Target and each Target Subsidiary are not restricted in their use and/or distribution of personal information collected by Target or any Target Subsidiary in violation of applicable law, contract or Target’s or any Target Subsidiary’s published privacy policy. Target and each Target Subsidiary are not in breach of any contractual obligations regarding the protection of personal information or the use of personal information disclosed or otherwise made available to Target or any Target Subsidiary by any Person. Except as set forth in Section 3.10(q) of the Target Disclosure Schedule, Target and each Target Subsidiary do not store personal information at locations outside the country of the persons supplying such information.

(r) Security. Target and each Target Subsidiary have implemented and maintained, consistent with commercially reasonable practices and its obligations to third Persons, security and other measures adequate to protect computers, networks, software and systems used by Target or any Target Subsidiary to store, process or transmit information or content from unauthorized access, use or modification.

3.11 Interested Party Transactions. Neither Target nor any Target Subsidiary is indebted to any director, officer, employee or agent of Target or any Target Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Target or any Target Subsidiary. Except as set forth in Section 3.11 of the Target Disclosure Schedule, there have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S K under the Securities Act.

3.12 Minute Books. The minute books of Target and each Target Subsidiary containing records of the meetings of directors and stockholders and actions by written consent are complete and correct in all material respects.

3.13 Material Contracts.

(a) All of the Material Contracts of Target and each Target Subsidiary (as defined in this Section 3.13 below) are listed in Section 3.13 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been provided or made available to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target and each Target Subsidiary, as applicable, and, to Target’s Actual Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target or any Target Subsidiary nor, to Target’s Actual Knowledge, any other party is in breach or default, and, no event has occurred that with notice or lapse of time would constitute a breach or default by Target or any Target Subsidiary or, to Target’s Actual Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract, in all such cases that would reasonably be expected to have a Material Adverse Effect on Target, as the case may be. To Target’s Knowledge, Target and each Target Subsidiary are not parties to any material oral contract, agreement or other arrangement. “Material Contract” means any contract, agreement or commitment to which Target or any Target Subsidiary is a party (A) with expected receipts or expenditures in excess of $30,000 in the aggregate over any 12 month period, (B) required to be listed pursuant to Section 3.10(d)(i); (C) requiring Target or any Target Subsidiary to indemnify any Person outside of the ordinary course of business; (D) granting any exclusive rights to any party; (D) evidencing indebtedness for borrowed or loaned money of $10,000 or more, including guarantees of such indebtedness; (E) granting any party most favored nation pricing; or (G) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target or any Target Subsidiary in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or any Target Subsidiary; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract. Notwithstanding the foregoing, no Target Employee Plan or Foreign Target Employee Plan shall be deemed a “Material Contract.”

(b) Except for the consents set forth in Section 3.13(b) of the Target Disclosure Schedule, no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract, the effect of which would be reasonably expected to have a Material Adverse Effect on Target.

3.14 Real Estate. Target and each Target Subsidiary do not own any real property. Section 3.14 of the Target Disclosure Schedule sets forth all leases for real property (each a “Lease” and collectively, “Leases”) to which Target or any Target Subsidiary is a party, all of which are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been provided or made available to Acquiror. Target and each Target Subsidiary have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Section 3.14 of the Target Disclosure Schedule also identifies any written notices, or oral notices of which the Target has Actual Knowledge, of defaults by Target or any Subsidiary of Target with respect to any Lease.

3.15 Accounts Receivable. Subject to any reserves set forth in the Target Financial Statements, the accounts receivable shown on the Target Financial Statements have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business, and, to Target’s Knowledge, are not subject to any prior assignment, liens, security interest, valid defenses, set-offs or counter claims. The accounts receivable shown on the Target Financial Statements are collectible in accordance with their terms at their recorded amounts, subject only to the allowance for doubtful accounts on the Target Financial Statements.

3.16 Customers. Section 3.16(a) of the Target Disclosure Schedule sets forth a correct and complete list of the largest 30 customers of Target (taking into account each Target Subsidiary) determined by revenue for Target (as a whole) between January 1, 2010 and November 30, 2011 (the “Material Customers”), showing for each Material Customer the sales during the fiscal year ended December 31, 2010 and the eleven month period ending November 30, 2011. Except as set forth on Section 3.16(b) of the Target Disclosure Schedule, from the Target Balance Sheet Date and as of the date hereof, no customer of Target or any Target Subsidiary has canceled or otherwise terminated, or made any written threat to Target or any Target Subsidiary to cancel or otherwise terminate its relationship with Target or any Target Subsidiary or its usage of the services or products of Target or any Target Subsidiary in the case of such customer, and no customer has indicated in writing that it intends to cancel or otherwise terminate its relationship with Target or any Target Subsidiary or its usage of the services or products of Target or any Target Subsidiary, in each case, including but not limited to as a result of Target entering into this Agreement. Neither Target nor any Target Subsidiary has knowingly breached, so as to provide a benefit to Target or any Target Subsidiary that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any Material Customer of Target or any Target Subsidiary.

3.17 Title to Property. Except as set forth on Section 3.17 of the Target Disclosure Schedule, Target and each Target Subsidiary have good and marketable title to all of their respective personal property and assets reflected in the Target balance sheet as of the Target Balance Sheet Date (the “Target Balance Sheet”) or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of any mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially impair the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The material property and equipment of Target that are used in the operations of Target’s and each Target Subsidiary’s business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and each Target Subsidiary are reflected in the Target Balance Sheet to the extent required by GAAP.

3.18 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.18(a)(ii)), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) Target and each Target Subsidiary are and, during the two-year period ending on the date of this Agreement have been, in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target and each Target Subsidiary (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target and each Target Subsidiary are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target or any Target Subsidiary under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. To Target’s Actual Knowledge, no Target employee or Target Subsidiary employee or other Person has claimed that Target or any Target Subsidiary is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.

3.19 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Target and each Target Subsidiary have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or any Target Subsidiary or their respective operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c) As of the date hereof, Target and each Target Subsidiary have, and as of the Closing Date, Target will have, (i) timely withheld from their respective employees, independent contractors, customers, stockholders, and other Persons from whom they are required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d) To the Knowledge of the Target, there is no Tax deficiency currently outstanding or assessed or proposed against Target or any Target Subsidiary that is not reflected as a liability on the Target’s Financial Statements, nor has Target or any Target Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e) Neither Target nor any Target Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party, and neither Target nor any Target Subsidiary has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(f) No Return of Target or any Target Subsidiary is currently being audited by a government or taxing authority, nor is any such audit in process or pending, and neither Target nor any Target Subsidiary has been notified in writing of any request for such an audit or other examination;

(g) Target and each Target Subsidiary has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target or any Target Subsidiary has entered into in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target or any Target Subsidiary. Target and each Target Subsidiary is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(h) Target and each Target Subsidiary has made available to Acquiror copies of all Returns filed for all periods since January 1, 2008;

(i) Neither Target nor any Target Subsidiary has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code. No Target Subsidiary has ever been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code;

(j) Neither Target nor any Target Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(k) Since January 1, 2007, neither Target nor any Target Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(l) Target and each Target Subsidiary has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(m) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target or any Target Subsidiary relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

(n) No power of attorney with respect to Taxes is currently in effect with respect to Target or any Target Subsidiary;

(o) Except as set forth in Section 3.18(o) of the Target Disclosure Schedule, neither Target’s nor any Target Subsidiary’s Tax Returns have ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. Target and each Target Subsidiary is in compliance with all transfer pricing requirements in all jurisdictions in which they do business. Target and each Target Subsidiary has prepared contemporaneous transfer pricing documentation in every jurisdiction in which they do business and have provided Acquiror with copies of such documentation for the last three taxable years;

(p) Neither Target nor any Target Subsidiary is a party to a gain recognition agreement under Section 367 of the Code;

(q) Neither Target nor any Target Subsidiary has made a “check-the-box” election under Section 7701 of the Code;

(r) Neither Target nor any Target Subsidiary has incurred (nor has been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Section 904(f) of the Code;

(s) To the Knowledge of Target, no claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target or any Target Subsidiary does not file Returns to the effect that Target or any Target Subsidiary may be subject to Tax by that jurisdiction. Neither Target nor any Target Subsidiary has ever had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country; and

(t) Neither Target nor any Target Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); or (C) installment sale or open transaction disposition made on or prior to the Closing Date.

3.20 Employee Benefit Plans.

(a) Section 3.20(a) of the Target Disclosure Schedule contains a list, with respect to Target and any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, or agreement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other welfare benefits, material fringe benefits, or remuneration (other than base salary) of any kind, including, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is maintained, contributed to, or required to be contributed to, by Target or any ERISA Affiliate for the benefit of any current or former employee, director or consultant of Target or any ERISA Affiliate or with respect to which Target or any ERISA Affiliate may have any liability (collectively, the “Target Employee Plans”). None of the representations and warranties set forth in Sections 3.20(b) through 3.20(k) of this Agreement apply to any Foreign Target Employee Plans and all references in such Sections to “Target Employee Plan” and “Target Employee Plans” do not include any Foreign Target Employee Plan.

(b) Documents. Target has made available to Acquiror: (i) copies of all material documents constituting each Target Employee Plan including all amendments thereto and all related trust documents and summary plan descriptions and any summary of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (v) all material correspondence, if any, to, or from, any governmental agency relating to any Target Employee Plan, which was received by Target or any ERISA Affiliate within the one (1) year period prior to the date of this Agreement or for which the issue covered by such correspondence has not been resolved, and (vi) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Target Employee Plan Compliance. Each Target Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to ERISA and the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is covered by a favorable determination letter from the IRS as to its tax qualified status or is a prototype plan covered by the prototype sponsor’s letter, and, to the Knowledge of Target, nothing has occurred that would result in the revocation of such letter. To the Knowledge of Target, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. The termination of the Target 401(k) Plan, as required pursuant to Section 5.12(c) of this Agreement, will not result in any termination fees relating to the investment options offered under the Target 401(k) Plan being payable by Acquiror, Target or any ERISA Affiliate. To the Knowledge of the Target, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other governmental entity with respect to any Target Employee Plan. Target and each Target Subsidiary have timely made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(d) No Pension Plan. Since January 1, 2007, neither Target nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to, any plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. None of the Target Employee Plans is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code

(e) No Self-Insured Target Employee Plan. No Target Employee Plan is a self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Target Employee Plans is a multiple employer plan or a plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. Except as set forth in Section 3.20(g) of the Target Disclosure Schedule, no Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), or other applicable statute.

(h) COBRA; FMLA; CFRA; HIPAA. Target and each ERISA Affiliate have complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended, the California Family Rights Act of 1993, as amended, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees.

(i) Effect of Transaction. Except as set forth in Section 3.20(i) of the Target Disclosure Schedule or as required under this Agreement (including under Section 5.11 of this Agreement), neither the execution and delivery of this Agreement nor the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Target or any Target Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. No payments or benefits under any Target Benefit Plan or other agreement, including arrangements contemplated by this Agreement, that are payable as a result of the transactions contemplated by, or otherwise related to, this Agreement, will be considered individually or collectively “excess parachute payments” under Section 280G of the Code and the Regulations promulgated thereunder. There is no agreement, plan, arrangement or other contract by which Target or any Target Subsidiary is bound to compensate any person for excise taxes paid pursuant to Section 4999 of the Code.

(k) Deferred Compensation. To the Knowledge of the Target, no stock options, stock appreciation rights or other equity-based awards issued or granted by Target are treated as deferred compensation arrangements subject to the requirements of Section 409A of the Code. To the Knowledge of the Target, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Target makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. There is no agreement, plan, arrangement or other contract by which Target or any Target Subsidiary is bound to compensate any person for taxes or interest which becomes payable on account of a violation of Section 409A of the Code.

(l) Foreign Target Employee Plans. With respect to each Foreign Target Employee Plan, to the Knowledge of the Target, such Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) is either fully funded, has been fully accrued for on the Target Financial Statements or will be fully accrued for on the Closing Balance Sheet, and (iii) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities, except in each case as would not reasonably be expected to have a Material Adverse Effect on Target. Section 3.20(l) of the Target Disclosure Schedule contains a list of all Foreign Target Employee Plans.

3.21 Employee Matters.

(a) Section 3.21(a)(i) of the Target Disclosure Schedule contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of Target and each Target Subsidiary, together with their respective salaries or wages, other compensation, vacation or paid time off accruals, dates of employment and current positions. Target and each Target Subsidiary are in compliance in all material respects with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility to work in the United States (or other applicable jurisdiction), employee leave laws, classification of workers as employees and independent contractors, wage and hour laws (including appropriate classification of employees as exempt and nonexempt), and occupational safety and health laws, workers compensation laws and worker notification laws, except where such non-compliance is not reasonably expected to have a Material Adverse Effect with respect to Target. Target and each Target Subsidiary have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law. Except as set forth on Section 3.21(a)(ii) of the Target Disclosure Schedule, there are no proceedings pending or, to Target’s Knowledge, threatened, between Target or any Target Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage or unfair labor practices. Target and each Target Subsidiary are not a party to any collective bargaining agreement or other labor union contract, and to Target’s Knowledge there is no activities or proceedings of any labor union to organize the employees of Target or any Target Subsidiary.

(b) Except for amounts payable as provided in Section 5.12 of this Agreement, or as reserved for in the Financial Statements or Estimated Working Capital Balance Sheet, Target and each Target Subsidiary have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. Except as set forth on Section 3.21(b) of the Target Disclosure Schedule, all U.S. employees are employed at-will and there are no employment agreements with any Target employee or any Target Subsidiary employee for any term of employment or any severance agreements or policies providing for severance for any Target employees or any Target Subsidiary employee.

3.22 Insurance. Section 3.22 of the Target Disclosure Schedule sets forth a list of all insurance policies of Target and each Target Subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target and each Target Subsidiary are otherwise in compliance in all material respects with the terms of such policies and bonds. Neither Target or any Target Subsidiary have Knowledge of any threatened termination of, or received written notice of any material premium increase with respect to, any of such policies.

3.23 Compliance With Laws. Target and each Target Subsidiary have complied in all material respects with, and are not in violation of and have not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of their business, or the ownership or operation of their business. Target and each Target Subsidiary, as applicable, are in compliance in all material respects with (i) the applicable bylaws, operating rules and identification standards manual of, and any other rules, regulations, manuals, policies and procedures promulgated by, Visa, Inc. and its subsidiaries and Affiliates, MasterCard Incorporated and its subsidiaries and Affiliates or (ii) the PCI Security Standards established by the PCI Security Standards Council, including the Data Security Standard (PCI DSS).

3.24 Brokers’ and Finders’ Fees. Except as set forth in Section 3.24 of the Target Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Target or any Target Subsidiary.

3.25 International Trade Matters. Target and each Target Subsidiary are, and at all times have been, in compliance in all material respects with, and have not been and are not in material violation of, any applicable International Trade Law (defined below). Neither Target nor any Target Subsidiary has received any order, written notice or to Target’s Knowledge, other communication from any Governmental Entity of any actual or potential violation or failure to comply in any material respect with any applicable International Trade Law. “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.26 No Other Representations. Target does not make any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Acquiror of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Target or the future business and operations of Target.

3.27 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct in all material respects, except as disclosed in a document of even date herewith and delivered by Acquiror to Target on the date hereof referring to the representations and warranties in this Agreement (the “Acquiror Disclosure Schedule”). The Acquiror Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered Section of the Acquiror Disclosure Schedule shall qualify all other subsections in this Section 4 only to the extent the applicability of such disclosure to such other Section of the Acquiror Disclosure Schedule is reasonably apparent from the face of such disclosure without further investigation.

4.1 Organization, Standing and Power. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Acquiror.

4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger; (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement; (c) such filings as may be required under HSR and foreign anti-trust laws; (d) any filing with the Qualified Stock Exchange with respect to the shares of Acquiror Common Stock issuable hereunder and (e) the filing of the Registration Statement.

4.3 Capital Structure.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000,000 shares of Acquiror Common Stock, of which 54,673,825 shares are issued and outstanding as of November 30, 2011, (b) 100,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding and (c) 1,775,640 shares held in treasury. As of November 30, 2011, there are an aggregate of 12,887,657 shares of Acquiror Capital Stock subject to issuance pursuant to stock options, restricted stock units, warrants, stock appreciation rights or other equity securities. All outstanding shares of Acquiror Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, Acquiror’s Amended and Restated Certificate of Incorporation or Bylaws of Acquiror, or any agreement to which Acquiror is a party or by which it is bound. A sufficient number of shares of Acquiror Capital Stock have been reserved for issuance as Stock Merger Consideration. The Stock Merger Consideration, when issued, shall be validly authorized and issued, fully paid and non-assessable, free of any liens, encumbrances or other restrictions on transfer other than pursuant to applicable federal and state securities laws, and will be issued in compliance with applicable federal and state securities laws.

(b) Acquiror owns, directly or indirectly, all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, as of the date hereof and as of immediately prior to the Effective Time, (i) Merger Sub has engaged in no other business activities; (ii) Merger Sub has incurred no Liabilities except for those Liabilities incurred in connection with its incorporation or organization or the transactions contemplated by this Agreement; and (iii) neither Merger Sub nor Acquiror has entered into any agreements or arrangements with any Person that would interfere with the transactions contemplated by this Agreement.

4.4 No Conflict. The execution and delivery of this Agreement and the transactions and other agreements contemplated hereby by Acquiror and Merger Sub do not, and the performance by Acquiror and Merger Sub of their obligations hereunder and the consummation of the Merger and the transactions contemplated hereby do not: (a) conflict with or violate any provision of Acquiror’s and or Merger Sub’s certificate of incorporation or bylaws, each as amended to date, or any resolutions adopted by the Board of Directors of Acquiror and Merger Sub; or (b) assuming that all filings and notifications described in Section 4.5 have been made, conflict with or violate any laws or order applicable to Acquiror or Merger Sub or by which Acquiror or Merger Sub is bound or affected that would have or would be reasonably expected to have a Material Adverse Effect on Acquiror.

4.5 Required Filings and Consents. Except for any applicable notifications and approvals required by the Qualified Stock Exchange, the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, the execution and delivery of this Agreement and the transactions and other agreements contemplated hereby by Acquiror do not, and the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the Merger and the transactions and other agreements contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by Acquiror with or notification by Acquiror to, any Governmental Entity.

4.6 Acquiror SEC Documents.

(a) Acquiror has timely filed or furnished all required reports, schedules, forms, statements and other documents required to be filed or furnished by Acquiror with the SEC since the initial public offering of Acquiror Common Stock (the “SEC Documents”). As of the time it was filed or furnished to the SEC (or, if amended, supplemented or superseded by a subsequent filing, on the date of such filing), (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and (ii) no SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Acquiror included in Acquiror’s Registration Statement on Form S-1, filed with the SEC on February 14, 2011, as amended (the “IPO Registration Statement”), and in Acquiror’s Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2011, comply in all respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the consolidated financial position of Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the periods then ending in accordance with GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments).

(c) Since the date of the listing of its securities, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

4.7 Solvency. Acquiror has, or will have as of the Closing, sufficient funds to permit Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger.

4.8 Litigation.

(a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to Acquiror’s Knowledge, investigation, pending before any Governmental Entity, foreign or domestic of which Acquiror has received written notice, or, to Acquiror’s Knowledge, is otherwise threatened against Acquiror, any of its properties or any of its officers or directors (in their capacities as such).

(b) There is no judgment, decree or order against Acquiror or, to Acquiror’s Knowledge, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Acquiror Proprietary Rights; (ii) would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that would reasonably be expected to have a Material Adverse Effect on Acquiror.

4.9 Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

4.10 No Other Representations. Acquiror does not make any representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Target of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acquiror or the future business and operations of Acquiror.

4.11 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule or Exhibit hereto, or any certificate furnished by Acquiror pursuant to this Agreement in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5. Additional Agreements.

5.1 Approval of Stockholders. Target shall immediately after the execution of this Agreement take all action necessary in accordance with the Delaware Law, other applicable law and the Target Certificate of Incorporation and Bylaws of Target to use commercially reasonable efforts to obtain the written consent to the Executed Written Consent of the stockholders of Target holding the Requisite Stockholder Approval, and shall use commercially reasonable efforts to deliver the Executed Written Consents to the Acquiror on the date hereof following execution of this Agreement. Target shall use its efforts to solicit from all other stockholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of such stockholders.

5.2 Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a mutual nondisclosure agreement dated as of January 26, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

5.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

5.4 Regulatory Approval; Further Assurances.

(a) Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Each of Target and Acquiror shall (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.

(b) Acquiror, Merger Sub and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any material consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, Software or other Proprietary Rights, or commit to cause Target to license or otherwise make available to any Person any technology, Software or other Proprietary Rights; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target.

5.5 Collection of Accounts Receivables. From and after the Closing Date through the date that is six (6) months following the date hereof, Acquiror shall, and shall cause the

Surviving Corporation and each of their respective Affiliates to (a) operate Target’s business in the ordinary course consistent with Target’s past practices with respect to the collection of Target’s accounts receivable; (b) use their respective commercially reasonable efforts to bill and collect Target’s accounts receivable in a timely fashion and in accordance with Target’s past practices, including, as applicable, past year-end collection practices and, without limiting the foregoing, not write off accounts receivable other than in accordance with Target’s past practice; (c) not terminate or materially reduce the hours worked per week of those employees of Target responsible for billing or collecting accounts receivable without devoting substantially similar resources to billing or collecting accounts receivable; (d) not make any changes to Target’s business, policies, or workforce that would materially adversely affect Target’s ability to bill or collect accounts receivable (provided that the departure of Target’s Chief Financial Officer at the Closing shall not be deemed to materially adversely affect Target’s ability to bill or collect accounts receivable); and (e) not take any willful or intentional action to avoid, decrease or minimize in any way the billing or collection of Target’s accounts receivable. For the avoidance of doubt, Acquiror and the Surviving Corporation and, as applicable, their respective Affiliates, shall not be obligated to institute legal action to collect accounts receivable outside of the ordinary course of business.

5.6 Termination of Target Incentive Plan. Target shall cause the Target Incentive Plan to be terminated effective prior to or as of the Effective Time.

5.7 Expenses. Except as otherwise set forth herein, each of the parties hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

5.8 Payment of Transaction Expenses. On behalf of Target, Acquiror shall pay to each Person identified on the Closing Payment Schedule pursuant to Section 2.6(g) the amount of Transaction Expenses owed to such Person in accordance with the Closing Payment Schedule. To the extent any Transaction Expenses are unpaid as of the Closing and are included in the Working Capital, Acquiror shall pay or cause to be paid such unpaid Transaction Expenses on or after the Closing Date. Except to the extent reflected in the Working Capital, Acquiror shall withhold from the Merger Consideration otherwise payable to the Securityholders (i) the aggregate amount of Transaction Expenses paid by Acquiror at Closing, (ii) any amounts that are required to be deducted and withheld with respect to the payment of such Transaction Expenses under any provision of federal, state, local or foreign Tax law, and (iii) the Taxes for which the Surviving Corporation will become liable upon payment of any such Transaction Expenses to employees of Target. All or any portion of such amounts so withheld may be paid through the Surviving Corporation’s payroll systems as they become due and payable. To the extent that amounts are withheld in accordance with this subsection, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld.

5.9 Repayment of Indebtedness. At or prior to Closing, Target shall repay all Indebtedness of the Company and terminate its credit facility with Silicon Valley Bank; provided, however, that the Letters of Credit shall not be terminated and shall remain outstanding; provided, further, that Target shall have the option to have any such Indebtedness paid from the Cash Merger Consideration and, in furtherance of the foregoing, Target shall obtain payoff letters from each lender with respect to such Indebtedness, which payoff letters shall provide for the full and final release of any security interests in any of the Target’s assets arising under any such Indebtedness following receipt of the amount set forth in such payoff letters.

5.10 Required Contract Consents. At or prior to Closing, to the extent requested by Acquiror, Target shall use commercially reasonable efforts to obtain the consents of those third parties set forth on Section 3.2(c) of the Target Disclosure Schedule whose consent is required in for consummation of the transactions contemplated by this Agreement.

5.11 Employee Benefits.

(a) At the Effective Time, Acquiror shall, and shall cause the Surviving Corporation to, provide to employees of Target and any of its Subsidiaries who become employees of the Surviving Corporation, Acquiror or any of Acquiror’s Subsidiaries (“Target Employees”) compensation and benefits that are in the aggregate, no less favorable than the compensation and benefits as offered by Acquiror to its similarly situated employees; provided that nothing herein shall limit Acquiror’s ability to modify the compensation and benefits for Continuing Employees (as defined below) so long as such modification is part of a modification by Acquiror that does not disproportionately impact the Continuing Employees compared to the other similarly situated employees of Acquiror. Notwithstanding the foregoing, any benefits provided by Acquiror to Continuing Employees shall commence on the first day of the month that immediately follows the Closing Date (except with respect to the Acquiror’s Employee Stock Purchase Plan, in which case Continuing Employees will become eligible to participate in accordance with the terms of such plan).

(b) For purposes of eligibility and vesting under the employee benefit plans (excluding prior service credit for vesting under any equity incentive plans) of the Acquiror or Acquiror’s Subsidiaries ‘providing benefits to any Company employees after the Closing (such employees the “Continuing Employees”; such benefit plans the “Acquiror Plans”), and for purposes of accrual of vacation and other paid time off under the Acquiror Plans, each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and any additional service with any predecessor of the Company) before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Target Benefit Plan in which such Continuing Employee participated to the extent permitted by Applicable Law; provided, however, that no such service recognition shall result in a duplication of benefits. In addition, with respect to each Acquiror Plan that is a health and welfare plan, subject to any required approval of the applicable insurance provider, if any, the Acquiror shall cause: (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all such Acquiror Plans to the extent coverage under such Acquiror Plan replaces coverage under a comparable Target Benefit Plan in which such Continuing Employee participated immediately before the replacement and in the plan year in which the Closing occurs; and (ii) for purposes of each such Acquiror Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee in the plan year in which the Closing occurs, all pre-existing condition exclusions and actively-at-work requirements of such Acquiror Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such Continuing Employee participated in an analogous Target Benefit Plan and such condition or requirement was waived or satisfied under an analogous Target Benefit Plan prior to the Closing.

(c) Target shall have taken action to terminate the StarCite 401(k) Plan (“Target 401(k) Plan”) (unless Acquiror shall have provided written notice to the Target that the Target 401(k) Plan shall not be terminated), effective as of the day immediately preceding the Closing Date. All participants in the Target 401(k) Plan shall become fully vested in their benefit under the Target 401(k) Plan as a result of its termination. Unless Acquiror provides such written notice to Target, Target shall have provided Acquiror with resolutions of the Board of Directors of Target that the Target 401(k) Plan is terminated effective as of the day immediately preceding the Closing Date. Each Target employee participating in the Target 401(k) Plan may elect to effect, to the extent permitted under the terms and procedures of the The Active Network, Inc. 401(k) Plan (the “Acquiror 401(k) Plan”) to accept, a “direct rollover” to such Acquiror 401(k) Plan of such Target employee’s account balances in the Target 401(k) Plan.

(d) On or prior to the Closing Date, Target shall provide Acquiror with the 2011 Bonus List. Acquiror shall pay, or shall cause to be paid, to each employee on the 2011 Bonus List a lump sum cash payment equal to the bonus amount identified for such employee on the 2011 Bonus List through the Acquiror’s or the Surviving Corporation’s payroll systems, which such payments shall be made contemporaneously with the payment of similar bonuses paid by Acquiror to its employees, but in any event not later than March 15, 2012. Notwithstanding the foregoing, in no event shall Acquiror be required to make any payments in respect of the foregoing to the extent Target did not accrue for such amounts in the Estimated Working Capital.

(e) From and following Closing, Acquiror shall, and shall cause the Surviving Corporation and any of their respective Affiliates to, pay when due any benefits or other amounts under Target Employee Plans, in accordance and pursuant to the terms and conditions of the applicable Target Employee Plan. With respect to the Management Bonus Plan Payments, to the extent such payments become due and payable in accordance with the terms of the underlying letter agreements, Securityholders’ Agent shall have the right to require Acquiror to, and upon written instructions from the Securityholders’ Agent, Acquiror shall, pay, or shall cause to be paid, such payments through the Acquiror’s or the Surviving Corporation’s payroll systems, from the Management Cash Amount held back by Acquiror from the Cash Merger Consideration payable at Closing. To the extent that any Management Bonus Plan Payments are forfeited or do not become due and payable in accordance with the terms of the underlying letter agreements, then upon written instructions from the Securityholders’ Agent, Acquiror shall deposit all or any portion of the Management Cash Amount that is forfeited or unpaid with the Paying Agent for further distribution to the Securityholders in accordance with the Closing Payment Schedule. The Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with the written instructions of the Securityholders’ Agent.

(f) As promptly as reasonably practicable after the Severance Payments become due and payable pursuant to the terms of the underlying agreements, Acquiror shall pay, or shall cause to be paid, such Severance Payments to the extent set forth on Schedule 1.4 through the Acquiror’s or the Surviving Corporation’s payroll systems.

(g) Nothing contained in this Agreement shall (i) amend, or be deemed to amend, any Target Benefit Plan or any Acquiror Plan, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Target Benefit Plan or any Acquiror Plan or a right to enforce any provision of this Agreement, (iii) limit in any way the Acquiror’s or the Surviving Corporation’s ability to amend or terminate any Target Benefit Plan at any time or (iv) shall require the Acquiror, the Surviving Corporation or any of their respective Subsidiaries to continue to employ any particular Continuing Employee following the Closing Date.

5.12 “Tail” Insurance Policy.

(a) For a period of six years after the Closing Date, Acquiror shall cause the Surviving Corporation (or any successor) and its Subsidiaries to indemnify each Person who is or was a director or officer of the Target or any of its Subsidiaries at or prior to the Closing Date (collectively, the “Directors and Officers”) for any claim or action that may be instituted or asserted by any Person (“Covered Claims”) as and to the fullest extent permitted by the indemnification provisions of the Target Organizational Documents or the organizational documents of any Subsidiary of Target, and any indemnification agreements between Target and/or its Subsidiaries, on the one hand, and any of their current or former directors or officers, on the other hand, in effect on the date hereof (notwithstanding whether such provisions are mandatory or permissive) and Delaware Law (including, without limitation, Section 102(b)(7) and Section 145 as in effect as of the date hereof); provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Surviving Corporation Organizational Documents will contain provisions with respect to exculpation and indemnification for Covered Claims that are at least as favorable to the indemnified parties thereunder as those contained in this Section 5.12 and the Target’s Organizational Documents as in effect on the date hereof, which provisions shall not be repealed, amended or otherwise modified for a period of six years from the Closing Date in a manner that would adversely affect the rights of individuals who, at any time prior to the Closing Date, were indemnified parties thereunder, except as required by applicable law.

(b) Prior to the Closing Date, Target shall purchase non-cancellable “tail” directors’ and officers’ liability and professional liability insurance policies with respect to Covered Claims (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Tail Policies”). Fifty percent (50%) of the premiums for the Tail Policies shall be borne by Acquiror and fifty percent (50%) shall be deemed Transaction Expenses of Target, to be borne by Target in accordance with the terms of this Agreement. Acquiror shall, and shall cause the Surviving Corporation after the Effective Time, to maintain the Tail Policies in full force and effect, for the full term thereof, and to continue to honor the obligations thereunder.

(c) This Section 5.12 shall be for the benefit of, and shall be enforceable by, Target’s Directors and Officers, and their respective heirs, executor, administrators and estates.

5.13 Certain Tax Matters.

(a) Closing Date Items/No 338 Election. The Acquiror shall not cause to be made any extraordinary transaction or event on the Closing Date that would result in any increased Tax liability for which the Securityholders would be required to provide indemnification pursuant to this Agreement. The Acquiror shall not cause to be filed any election under Section 338 of the Code (or any similar provision of state, local, or foreign law) with respect to the Merger or other transactions contemplated by this Agreement.

(b) Securityholders’ Agent Consent for Certain Tax Returns and other Matters. The Acquiror shall prepare and timely file (taking into account any applicable extensions), or shall cause the Target to prepare and timely file (taking into account any applicable extensions), any Tax Returns relating to the Target or any Target Subsidiary with respect to taxable periods that begin on or before the Closing Date and are to be filed after the Closing Date. Each such Tax Return or any other Tax Return that relates to a taxable period for which the Securityholders would be required to provide indemnification pursuant to this Agreement shall be (i) prepared in a manner consistent with the prior practices of the Target and the Target Subsidiaries to the extent the Acquiror reasonably determines that such prior practices are consistent with applicable law, and (ii) provided to the Securityholders’ Agent at least ten (10) Business Days prior to filing (except that in the case of a Tax Return due (taking into account any timely filed extensions) within thirty (30) days following the Closing Date or filed on a monthly basis or more frequently, the Tax Return shall be provided to the Securityholders’ Agent in such shorter period of time prior to filing as the Acquiror shall reasonably determine to be practicable) for his review and consent, which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall not, without the prior written consent of the Securityholders’ Agent (which shall not to be unreasonably withheld, delayed or conditioned), re-file or amend or permit Target or any Target Subsidiary to re-file or amend any Tax Return of Target or any Target Subsidiary that was filed on or before the Closing Date (with respect to each such Tax Return, a “Proposed Re-Filing”) or enter or permit Target or any Target Subsidiary to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Tax Period (a “Pre-Closing VDA”). Each of the Securityholders’ Agent and Acquiror shall cooperate fully, as reasonably requested by the other party, in connection with any such Pre-Closing VDA and with any Proposed Re-Filing and negotiate in good faith to resolve any disagreements to whether to enter into a Pre-Closing VDA or make a Proposed Re-Filing and the items to be addressed by such Pre-Closing VDA or Proposed Re-Filing. If the parties are unable to agree to the resolution of a Pre-Closing VDA or Proposed Re-Filing matter of disagreement within ten (10) Business Days of notice of such disagreement, the dispute with respect to such Pre-Closing VDA or Proposed Re-Filing shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit H.

(c) Certain Tax Refunds. Any refunds (and any interest thereon) of Taxes received by any of the Target or any Target Subsidiary (or benefit of crediting an overpayment or over-accrual of Taxes) that relate to a taxable period (or a portion of a period) that ends on or prior to the Closing shall be owned by Acquiror, except to the extent that Securityholders have any liability or obligation pursuant to Section 8.2 or Section 8.13, in which case any such refunds shall be applied to offset such liability or obligation.

(d) Cooperation. The Acquiror and the Securityholders’ Agent shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

6. Conditions to the Merger.

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. Target shall have delivered the Executed Written Consent.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on Acquiror, either individually or combined with the Surviving Corporation, after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approval. Acquiror, Merger Sub and Target shall have obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws and under HSR, other than any approvals, waivers and consents relating to the Merger or affecting Acquiror’s ownership of Target if failure to obtain such approval, waiver or consent would not reasonably be expected to have a Material Adverse Effect on Acquiror after the Effective Time.

6.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations and Warranties. The representations and warranties of Target in this Agreement shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Target.

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing, except where the failure of Target to perform or comply with such covenants, obligations and conditions would not have a Material Adverse Effect on Target.

(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the Chief Executive Officer and Chief Financial Officer of Target certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Secretary’s Certificate. Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Target Certificate of Incorporation as in effect immediately prior to the Effective Time, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Target’s Board of Directors authorizing the transactions contemplated hereby, (iv) the Executed Written Consent, and (v) a certificate of good standing (including tax good standing) issued by the Delaware Secretary of State and the Commonwealth of Pennsylvania, each dated as of a date no more than two (2) Business Days prior to the Effective Date.

(e) Third Party Consents. All consents set forth on Schedule 6.2(e) shall have been obtained and in full force and effect, and a copy of each such consent or approval shall have been provided to Acquiror at or prior to the Closing.

(f) Working Capital. Target shall have delivered to Acquiror the Estimated Working Capital Certificate and the Estimated Working Capital Balance Sheet.

(g) Employees. The Key Employees shall have remained continuously employed with Target from the date of this Agreement through the Closing, shall have entered into offer letters or employment agreements with Acquiror in substantially the form(s) provided by Acquiror to such Key Employees on or prior to the date hereof, and no action shall have been taken by any such individual to rescind any such agreement.

(h) No Material Adverse Change. There shall not have occurred any Material Adverse Effect on Target.

(i) Dissenters’ Rights. Not more than ten percent (10%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

(j) Opinion. Morgan, Lewis & Bockius LLP, counsel for Target, shall have delivered to Acquiror an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

(k) FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

(l) Closing Payment Schedule. Acquiror shall have received the Closing Payment Schedule.

(m) Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.

(n) Release and Termination of Security Interests. Target shall have received payoff letters for the unpaid Indebtedness to be paid at Closing, which payoff letters shall provide for the release of all security interests on Target’s assets pursuant to any such Indebtedness upon payment of the amounts specified therein.

(o) Target Warrant. The Target Warrant shall have been terminated.

(p) Target Options. All Target Options shall have been terminated.

(q) Escrow Agreement. The Escrow Agent and Target shall have delivered to Acquiror the Escrow Agreement, duly executed by the Escrow Agent and Securityholders’ Agent.

(r) Amended and Restated Stockholder Voting Agreement. Target shall have delivered to Acquiror evidence that the Amended and Restated Stockholder Voting Agreement, dated April 14, 2008, by and among Target and the stockholders named therein has been terminated, other than with respect to the enforcement of the drag along provisions set forth therein.

(s) Other. Such other documents and instruments as reasonably requested by Acquiror to consummate the Merger and to carry out the obligations of the Parties hereunder.

6.3 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all respects, on and as of the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Escrow Agreement. Acquiror shall have delivered to Target and the Securityholders’ Agent the Escrow Agreement, duly executed by Acquiror and the Escrow Agent.

(e) No Material Adverse Change. There shall not have occurred any Material Adverse Effect on Acquiror or Merger Sub.

(f) Other. Such other documents and instruments as reasonably requested by Target to consummate the Merger and to carry out the obligations of the Parties hereunder.

7. Termination, Amendment and Waiver.

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 7.1(a) through Section 7.1(c), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(c) by Acquiror if there has been a breach of any representation, warranty, covenant or agreement on the part of Target, which breach (i) causes the conditions set forth in Section 6.1 or 6.3 not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party;

(d) by Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub, which breach causes the conditions set forth in Section 6.1 or 6.3 not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

(e) by Acquiror, if the condition set forth in Section 6.1(a) shall not have been satisfied within twenty four (24) hours of the execution and delivery of this Agreement.

(f) by either Acquiror or Target if the Closing does not occur by 5 P.M. on the Business Day immediately following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 5.2, 5.3, 5.7 and 8.20 shall remain in full force and effect and survive any termination of this Agreement.

7.3 Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time bfore or after the adoption of this Agreement by the stockholders of the Target pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the stockholders of the Target, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Securityholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Agent.

7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8. Indemnification.

8.1 Indemnification Escrow.

(a) The Escrow Shares will be delivered to the Escrow Agent in accordance with the terms of Section 2 to be held and released in accordance with the Escrow Agreement as security of the indemnification obligations of the Securityholders under this Section 8 hereof. The Escrow Agreement will provide, among other things, that any portion of the Escrow Shares not previously released to Acquiror, or retained by Escrow Agent, as a result of an indemnification claim by Acquiror shall be released to the Securityholders on the Escrow Termination Date in accordance with the terms of the Escrow Agreement; provided, however, that if there remain any unsatisfied claims specified in any Officer’s Certificate delivered by Acquiror to the Securityholders’ Agent in accordance with Section 8.4 and prior to the Escrow Termination Date with respect to facts and circumstances existing prior to the Escrow Termination Date, a portion of the Escrow Shares shall be retained by the Escrow Agent in accordance with the terms of the Escrow Agreement until such claims have been resolved (whether by agreement of the parties or as a result of any final decision, judgment or award). The portion of the Escrow Shares to be retained shall be based on the aggregate value of the unsatisfied claims as of the Escrow Termination Date, which value shall be determined upon the mutual agreement of the parties, and if no such agreement can be reached within 15 days following the Escrow Termination Date, the Independent Accounting Firm shall determine the value of the unsatisfied claims, or, if the Independent Accounting Firm refuses to make such determination, then such dispute shall be resolved in accordance with Section 8.6 of this Agreement. For purposes of this Section 8, Securityholders that receive Stock Merger Consideration shall be entitled to use shares of Acquiror Common Stock issued as Stock Merger Consideration to satisfy Damages that are due and payable to an Acquiror Indemnified Person and any such shares of Acquiror Common Stock shall be valued at ***.

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(b) On the Escrow Termination Date, Acquiror and the Securityholders’ Agent shall cause the Escrow Agent to release to the applicable Securityholders the applicable portion of the Escrow Shares set forth on the Closing Payment Schedule (the “Applicable Portion”), less with respect to each such Securityholder such portion of the Escrow Shares with a value (as determined pursuant to Section 8.1) equal to such Securityholder’s Applicable Portion of the Escrow Shares withheld by the Escrow Agent in accordance with Section 8.4 and/or Section 2.13 and (ii) such Securityholder’s Applicable Portion of the Escrow Shares held by the Escrow Agent in accordance with Section 8.1 with respect to any pending but unresolved indemnification claims of Acquiror. Any portion of the Escrow Shares held as a result of clause (ii) shall be released to the Securityholders or released to Acquiror (as appropriate) promptly upon resolution of each specific claim or dispute involved. The Escrow Shares shall be released to the applicable Securityholders in proportion to their respective Applicable Portion of the Escrow Shares, as set forth on the Closing Payment Schedule.

8.2 Indemnification.

(a) Survival of Representations, Warranties and Covenants. All representations and warranties made herein, or in any certificate delivered pursuant hereto, shall survive the Closing until the Escrow Termination Date; provided, however, (i) any claims for indemnification involving fraud or willful misconduct shall survive until the expiration of the statute of limitations applicable to such claims (and thereafter until resolved if a claim in respect thereof has been made prior to such date) with respect to such matters, or indefinitely if no statute of limitations apply, and (ii) the representations and warranties set forth in (i) Section 3.2(a) (Authority), Section 3.5 (Capital Structure), Section 3.19 (Taxes) and Section 3.20 (Employee Benefit Plans) and (ii) Section 4.2(a) (Authority) and Section 4.3 (Capital Structure) (the “Fundamental Representations”) shall survive for a period of *** following the Closing Date. The covenants and agreements made herein which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until the earlier of full performance or fulfillment of the covenant or agreement or until the expiration of the applicable statute of limitations. The indemnification obligations pursuant to Sections 8.2(b)(ii) through (v) shall survive until the expiration of the applicable statute of limitations and the indemnification obligations pursuant to Section 8.2(b)(vi) (the “Specific Tax Indemnification”) shall survive until the date that is five (5) years following the Closing Date. Notwithstanding the foregoing, any claims for indemnification under this Section 8 that have been properly asserted in accordance with Section 8.4 prior to the termination of the applicable survival period shall survive the Closing until the final resolution thereof. No claims for indemnification for breaches of any representations, warranties, covenants or agreements under this Agreement shall be made under this Article 8 or otherwise after the expiration of the applicable survival period.

(b) Indemnification by the Securityholders. Subject to the limitations set forth in this Section 8, the Securityholders (including, for the avoidance of doubt, LLC Members, as applicable, as provided for in Section 2.14) shall *** indemnify and hold

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harmless (based on each Securityholder’s Applicable Portion of the Escrow Shares and to the extent the Escrow Shares are insufficient to satisfy such claim, based on each Securityholder’s Pro Rata Portion as set forth in the Closing Payment Schedule) Acquiror and the Surviving Corporation and their respective officers, directors, Affiliates and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, diminution in value, liabilities, Taxes and expenses, including reasonable legal costs, fees and expenses (collectively, “Damages”), resulting from or arising out of:

(i) any breach of the representations and warranties given or made by Target in this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror;

(ii) any non-fulfillment or breach of any covenant or agreement made by Target or Securityholders’ Agent (on behalf of itself or any Securityholder) in this Agreement;

(iii) the exercise by any Dissenting Stockholder of dissenters’ rights under Delaware Law or other applicable law but only to the extent that such Damages exceed the Merger Consideration otherwise payable to the Dissenting Stockholder(s) under this Agreement;

(iv) the Securityholders’ failure to pay the Working Capital Shortfall, if any, in accordance with Section 2.13;

(v) any litigation set forth on Section 3.8 of the Target Disclosure Schedule; and

(vi) Without duplication of any rights to recovery or indemnity set forth in this Agreement, and only to the extent related to Taxes arising in the Pre-Closing Tax Period, any tax matter set forth on Section 3.19 of the Target Disclosure Schedule, provided, however, that Securityholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the Closing Working Capital Balance Sheet and also only to the extent that such excess Taxes have not been taken into account as Transaction Expenses.

(c) Indemnification by Acquiror. Subject to the limitations set forth in this Section 8, the Acquiror and the Surviving Corporation shall severally and jointly indemnify and hold harmless Target and the Securityholders and their respective officers, directors, Affiliates and employees (individually an “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any and all Damages, resulting from or arising out of:

(i) any breach of the representations and warranties given or made by Acquiror or Merger Sub in this Agreement or in any certificate or document furnished pursuant hereto by Acquiror, Merger Sub or the Surviving Corporation to Acquiror; or

(ii) any non-fulfillment or breach of any covenant or agreement made by Acquiror or Merger Sub in this Agreement (including those in Section 2.11).

(d) Fulfillment of Indemnification Obligations. Once an amount of Damages is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Section 8, such amount shall be fulfilled as follows:

(i) If Indemnitee is a Target Indemnified Person, Indemnitee shall be entitled to a receive cash payment from Indemnitor within five (5) Business Days following resolution of the claim.

(ii) If an Indemnitee is an Acquiror Indemnified Person, in all instances Indemnitee shall first seek to recover such amount from the Escrow Shares and, subject to the provisions of and to the extent provided in this Section 8, with the number of Escrow Shares used to satisfy such claim being valued at the greater of the Deemed Value and the Fair Market Value, and such portion of the Escrow Shares shall no longer be issuable to the Securityholders. The Escrow Shares shall be the sole and exclusive remedy with respect to the Securityholders’ indemnification obligations under the Agreement; provided, however, that, subject to the limitations set forth in this Section 8, once the Escrow Shares have been exhausted, an Indemnitee may receive a cash payment to the extent that Damages resulting from claims referenced in subsections (A) and (B) of Section 8.2(f) exceed the Cap. Any such cash payments shall be made in accordance with Section 8.2(f).

(e) Materiality; Threshold for Claims.

(i) Notwithstanding anything to the contrary set forth in this Agreement, for the purposes of Section 8, any materiality qualifier or materiality exception (including, “Material Adverse Effect”, “all material respects”, “material adverse change”, “in any material respect”, “result in any material liability” or “material default or violation”) included in any representation or warranty shall be disregarded and given no effect as if such materiality qualifier or exception were not included in, and did not qualify or create an exception to, such representation or warranty, except for those materiality qualifiers or exceptions in ***. Notwithstanding the foregoing, any claim for a breach of a representation or warranty set forth in *** shall be deemed to be “material” if the amount of such claim exceeds $***.

(ii) No claim for Damages by any Target Indemnified Persons, on one hand, or any Acquiror Indemnified Persons, on the other hand, shall be made under Section 8.2 (A) if such claim is less than $*** (a “Minor Claim”), unless and until the amount of all Minor Claims exceeds $***, in which case thereafter the Minor Claims limitation shall not apply, and (B) unless and until the aggregate of Damages for which claims are made by Target Indemnified Persons, on one hand, or Acquiror Indemnified Persons, on the other hand, as applicable,

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hereunder (other than Minor Claims) exceeds $*** (the “Limitation”). After the Limitation is exceeded with respect to claims by Target Indemnified Persons, on one hand, or Acquiror Indemnified Persons, on the other hand, then a Target Indemnified Person or Acquiror Indemnified Person, as applicable, shall be entitled to claim indemnification for all Damages without regard to the Limitation but in no case shall such claim include Minor Claims unless and until the amount of all Minor Claims exceeds $***.

(iii) Notwithstanding the foregoing, (A) the limitations set forth in Section 8.2(e)(ii) shall not apply to (i) any claims for indemnification involving fraud or willful misconduct of the Target or Securityholders’ Agent, (ii) any claims by an Acquiror Indemnified Person under Section 8.2(b)(ii), (iii), (iv) or (v), (iii) any claims by a Target Indemnified Person under Section 8.2(c)(ii), or (iv) any claims by an Acquiror Indemnified Person related to any inaccuracy in the Closing Payment Schedule, (B) any claims by an Acquiror Indemnified Person under Section 8.2(b)(i) for a breach of the representations or warranties set forth in Section 3.15, and any claims by an Acquiror Indemnified Person under Section 8.2(b)(vi), shall be subject to the Minor Claims limitation, but not the Limitation, set forth in Section 8.2(e)(ii) (the claims in subsections (A)(i) through (iv) and (B) of this Section 8.2(e)(iii) are referred to herein as the “Excepted Claims”), and (C) the Excepted Claims shall not be taken into account when determining whether the amount of claims made exceeds the Limitation.

(f) Cap on Indemnification.

(i) The Securityholders’ aggregate liability for claims for Damages made under Section 8.2 shall be limited to *** (the “Cap”); provided, however, that the Cap shall not apply to claims (A) for indemnification involving fraud or willful misconduct of the Target or Securityholders’ Agent, or (B) related to breach of a Fundamental Representation made by the Target or arising out of Section 8.2(b)(ii), (iii), (iv), (v) or (vi); provided, further, that Damages resulting from claims described in subsections (A) and (B) shall not exceed an amount equal to the aggregate Merger Consideration actually received by the Securityholders. To the extent an Acquiror Indemnified Person is entitled to Damages in an amount equal to or less than the Cap pursuant to this Section 8.2(f), each Securityholder’s indemnification obligation shall be determined based on such Securityholder’s Applicable Portion of the Escrow Shares as set forth in the Closing Payment Schedule. To the extent an Acquiror Indemnified Person is entitled to Damages in excess of the Cap pursuant to this Section 8.2(f), each Securityholder’s indemnification obligation shall be determined based on such Securityholder’s Pro Rata Portion, based on the amount of Merger Consideration actually received by such Securityholder, as set forth in the Closing Payment Schedule. Notwithstanding the foregoing, in no event shall the aggregate liability of any Securityholder for any and all Damages under this Section 8 exceed an amount equal to the portion of the Merger Consideration actually received by such Securityholder under this Agreement, with any Stock

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Merger Consideration that such Securityholder actually received, if any, being valued at the Deemed Value; provided, however, that with respect to the Escrow Shares (i) during the time that such shares are held in escrow pursuant to this Agreement and the Escrow Agreement, such shares shall be valued *** for purposes of satisfying claims by Acquiror Indemnified Parties and, (ii) after release of the Escrow Shares to Securityholders in accordance with this Agreement and the Escrow Agreement, such shares shall be valued at the Deemed Value. In no event shall a Securityholder be liable for the fraud or willful misconduct of, or breaches of any representation, warranty, covenant or agreement by, any other Securityholder.

(ii) Acquiror’s aggregate liability for claims for Damages made under Section 8.2 shall be limited to the Deemed Value of the Escrow Shares; provided, however, that the foregoing shall not apply to any Damages resulting from or arising out of, or directly or indirectly related to any claims by Indemnitees (i) for indemnification involving fraud or willful misconduct, or (ii) under Section 8.2(c)(ii).

(g) Indemnity Offset.

(i) The amount of Damages recoverable by an Indemnitee under this Article 8 with respect to an indemnity claim shall be reduced by (a) any amounts recovered and actually received by the Indemnitee (or any Affiliate thereof) pursuant to any indemnification by or indemnification agreement with any third party but only to extent such amounts recovered and actually received by the Indemnitee exceed any increase in insurance coverage premiums resulting from such indemnity claims, and (b) any amount received from any other Person alleged to be responsible for any Damages (each such person named in clauses (a), and (b), a “Collateral Source”) and (c) an amount equal to the Tax benefit (foreign, federal, state or local), if any, attributable to such Damages and actually received by Indemnitee. If Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Damages, subsequent to receipt of an indemnification payment under this Article 8, such Indemnitee shall promptly reimburse Indemnitor for any payment made or expense incurred in connection with providing such indemnification up to the amount received by Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount and any expenses incurred as a result of any increase in insurance coverage premiums.

(ii) To the extent required by applicable Law, each Indemnitee must mitigate in accordance with applicable law any Damages for which such Indemnitee seeks indemnification under this Agreement. If the Indemnitee mitigates its Damages after the Indemnitor has paid the Indemnitee under any indemnification provision of this Agreement in respect of those Damages and as a result of such mitigation efforts the Indemnitee receives a reimbursement amount, then the Indemnitee shall promptly reimburse Indemnitor for any payment made or expense incurred in connection with providing such indemnification up to the amount received by Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(h) Implied Warranties and Consequential Damages.

(i) ACQUIROR ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO TARGET AND ITS SUBSIDIARIES, THEIR RESPECTIVE ASSETS AND LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(ii) No claim for indemnification may be made or pursued (and each party, as applicable, expressly waives any right to indemnification): (i) for any indirect damage, consequential loss, economic loss, loss of profits, or punitive damages, except with respect to any such damages or losses that are payable to third parties as a result of a third party claim; (iii) to the extent such claim is for a matter primarily attributable to the acts of, or on behalf of, such party; (iv) by Acquiror, after the business of Target to which the claim relates ceases to be owned by or controlled by Acquiror or the Surviving Corporation; or (v) by Acquiror, to the extent that such matter has the effect of reducing the amount of the Final Working Capital as reflected in the Closing Working Capital Certificate and on the Closing Working Capital Balance Sheet or to the extent that a reserve for such matter is reflected in the Closing Working Capital Balance Sheet.

8.3 Indemnification as Sole Remedy. The parties acknowledge and agree that, except in the case of fraud or willful misconduct of the Person committing such fraud or willful misconduct, or in connection with any claim for specific performance with respect to such Person, from and after Closing, the sole and exclusive remedy against the Securityholders with respect to any and all matters arising out of, relating to or connected with this Agreement and the Merger shall be pursuant to the indemnification set forth in Section 8.

8.4 Claims Upon Indemnification Escrow; Offset of Claims. An Indemnitee shall promptly provide notice of any claim hereunder by providing to Indemnitor and the Escrow Agent on or before the Escrow Termination Date a certificate signed by Indemnitee, or by any officer or authorized representative of an Indemnitee that is not a natural person (an “Officer’s Certificate”), stating that Damages have been incurred with respect to the indemnification obligations of Indemnitor(s) set forth in Section 8.2, and specifying in reasonable detail (i) the facts constituting the basis of such claim, (ii) the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and (iii) the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. If within thirty (30) days from receipt of the Officer’s Certificate, Indemnitor does not notify Indemnitee that it disputes all or a portion of such claim, Indemnitee shall be entitled to receive the Damages stated in the Officer’s Certificate, which shall be paid in accordance with Section 8.2(d).

8.5 Objections to Claims. If Indemnitor disputes any claims by Indemnitee made in any Officer’s Certificate, Indemnitor shall have thirty (30) days from receipt of the Officer’s Certificate to provide written notice to Indemnitee of such disagreement (which such notice shall include a reasonably detailed summary of the basis for such disagreement) (each, a “Dispute Notice”). If Indemnitee does not deliver a written response to the Dispute Notice to Indemnitor within thirty (30) days of Indemnitee’s receipt of the Dispute Notice, then Indemnitee shall be entitled to receive an amount equal to the undisputed Damages, which shall be paid in accordance with Section 8.2(d). If after such thirty (30) day period there remains a dispute as to any claims, Indemnitor and Indemnitee shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Indemnitor and Indemnitee should so agree, a memorandum setting forth such agreement shall be prepared and signed by Indemnitor and Indemnitee, and delivered to the Escrow Agent, as applicable, and any amounts owed to Indemnitor or Indemnitee shall be paid in accordance with Section 8.2(d).

8.6 Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 8.4 and 8.5, and either Indemnitee or Indemnitor decides to take formal legal action, such party must promptly initiate formal legal action with the applicable court in California to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the parties shall be entitled to act in accordance with such decision, and any amounts thereunder owed to Indemnitor or Indemnitee shall be paid in accordance with Section 8.2(d).

8.7 Securityholders’ Agent.

(a) By virtue of the approval of this Agreement by the Securityholders, and without further action of any Securityholder, each Securityholder shall be deemed to have irrevocably constituted and appointed the Securityholders’ Agent as agent and attorney-in-fact for and on behalf of the Securityholders, and the Securityholders’ Agent shall have full power and authority to (i) represent the Securityholders with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, (ii) to give and receive notices and communications on behalf of the Securityholders, (iii) to authorize delivery to Acquiror of the Escrow Shares and release of the Securityholder Cash Amount and such other property as may be held by the Escrow Agent, including, with respect to the Escrow Shares, as may be necessary to satisfy claims pursuant to this Agreement and the Escrow Agreement, (iv) to object to such deliveries and/or claims, (v) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (vi) to act on the Securityholders’ behalf with respect to the matters set forth in Sections 2.12, 2.13, 5.11 and 5.13 and Section 8 hereof and in the Escrow Agreement, in accordance with the terms and provisions of such sections and such agreement, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in such sections and such agreement on behalf of the Securityholders, (vii) to direct payment of the Management Bonus Plan Payments, if any, (viii) to engage counsel and such accountants and other advisors and to incur such other expenses in connection with the performance of its duties as Securityholders’ Agent pursuant to this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby as the Securityholders’ Agent may in its sole discretion deem appropriate, (ix) to recover from the Agent Escrow Amount (and to direct the Escrow Agent to deliver to it) the amount of any such expenses, (x) to enter into amendments and to waive compliance with the terms of this Agreement and/or the Escrow Agreement in accordance with the provisions hereof and thereof, as applicable, and (xi) to take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the interpretation of this Agreement and the Escrow Agreement and the accomplishment of the foregoing. No bond shall be required of the Securityholders’ Agent, and the Securityholders’ Agent shall receive no compensation for its services.

(b) All notices to be given to the Securityholders by Acquiror or Merger Sub, or to be given by the Securityholders to Acquiror or Merger Sub, in each case pursuant to this Agreement, shall be given to the Securityholders’ Agent by Acquiror or Merger Sub and given by the Securityholders’ Agent to Acquiror or Merger Sub, respectively, for the benefit of the Securityholders and notices given in such manner shall discharge in full the notice requirements of Acquiror or Merger Sub or the Securityholders, as applicable, under this Agreement; provided, however, that with respect to notices, communications or other materials required to be provided to or delivered by Acquiror or Merger Sub to a Securityholder pursuant to Section 2.11, the Registration Statement or under applicable Law, such notices shall be sent directly to the such Securityholder. By their appointment of the Securityholders’ Agent, the Securityholders hereby confirm all that the Securityholders’ Agent shall do or cause to be done by virtue of the Securityholders’ Agent’s appointment as the representative of the Securityholders hereunder and under the Escrow Agreement. The Securityholders’ Agent shall act for the Securityholders on all of the matters set forth in this Agreement and the Escrow Agreement, including, without limitation, with respect to the Securityholders’ indemnification rights and obligations under this Agreement, in the manner the Securityholders’ Agent believes to be in the best interest of the Securityholders and consistent with the obligations of the Securityholders under this Agreement; provided, however, that the Securityholders’ Agent shall not be responsible to any Securityholder for any indemnification claims made subsequent to the Escrow Termination Date or for any indemnification claims against Securityholders to the extent Damages from the claim exceed the Cap.

(c) The Securityholders’ Agent shall not be liable to the Securityholders for any act done or omitted hereunder while acting in good faith and not in a manner constituting gross negligence or willful misconduct; for the avoidance of doubt, for all purposes hereunder and under the Escrow Agreement, any act done or omitted by the Securityholders’ Agent pursuant to the advice of counsel shall be conclusive evidence of the Securityholders’ Agent’s good faith. The Securityholders shall severally but not jointly indemnify and hold the Securityholders’ Agent harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of the Securityholders’ Agent’s duties hereunder.

(d) From and after the Closing, the Securityholders’ Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing the Securityholders’ Agent’s duties and exercising the Securityholders’ Agent’s rights hereunder, provided that the Securityholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially and except as required any law, rule, regulation or court order).

(e) The Securityholders’ Agent shall be granted access during business hours to the respective books, records and accounting work papers of the Target and Surviving Corporation to conduct the Securityholders’ Agent’s review, and the Acquiror shall use commercially reasonable efforts as practicable to respond promptly, in good faith and as fully and accurately as is reasonably possible to inquiries from the Securityholders’ Agent related to such review. Acquiror will use reasonable efforts to provide access to the books and records of the Target and Surviving Corporation electronically, and shall transmit financial statements, general journals and trial balances of the Target and Target Subsidiaries and Surviving Corporation and its subsidiaries in formats such as Excel spreadsheets, or searchable Word or pdf documents.

(f) In the event that the Securityholders’ Agent (or any successor) dies, becomes legally incapacitated or resigns as Securityholders’ Agent (as applicable), a successor Securityholders’ Agent shall be appointed in writing by the holders of a majority in interest of the shares of Target Capital Stock outstanding immediately prior to the Effective Time, with such appointment to be effective upon delivery of executed counterparts of such writing to Acquiror and Escrow Agent, together with an acknowledgment signed by the successor Securityholders’ Agent accepting the responsibility of successor Securityholders’ Agent and agreeing to perform and be bound by all provisions of this Agreement and the Escrow Agreement applicable to the Securityholders’ Agent. If the Securityholders fail to make appoint a successor within 30 days following any such death, legal incapacitation or resignation, Acquiror or any Securityholder may apply to a court of competent jurisdiction for the appointment of a successor Securityholders’ Agent.

8.8 Actions of the Securityholders’ Agent. A decision, act, consent or instruction of the Securityholders’ Agent shall constitute a decision of all Securityholders with respect to the matters set forth in Section 8.7(a) hereof and shall be final, binding and conclusive upon each such Securityholder, and Acquiror may rely upon any decision, act, consent or instruction of the Securityholders’ Agent as being the decision, act, consent or instruction of each and every such Securityholder. The Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholders’ Agent.

8.9 Third-Party Claims.

(a) In the event of any claim by a third party with respect to which an Indemnitee is entitled to indemnification under this Section 8, Indemnitee shall promptly provide (or cause to be provided) written notice of the assertion of such third party claim to Indemnitor (a “Notice of Claim”). The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by Indemnitee, set forth a reasonable estimate of the amount to which Indemnitee claims to be entitled. Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such third party claim, if any, and any other documents evidencing such third party claim. The failure of Indemnitee to give reasonably prompt notice of any such claim shall not release, waive or otherwise affect Indemnitor’s obligations with respect thereto except to the extent that Indemnitor is actually and materially prejudiced thereby. Subject to the provisions of this Section 8.9(a), Indemnitor shall have the right, at its sole expense, to be represented by a separate co-counsel selected by Indemnitor, which must be reasonably satisfactory to Indemnitee, and to participate in the defense against, negotiation, settlement or other dealings with any third party claim that relates to any Damages indemnified against hereunder (a “Third Party Defense”); provided, however, that Indemnitor shall have acknowledged in writing to Indemnitee its unqualified obligation to indemnify Indemnitee as provided hereunder.

(b) If Indemnitor (i) elects not to defend against, negotiate, settle or otherwise deal with any third party claim that relates to any Damages indemnified against hereunder, (ii) fails to notify Indemnitee of its election as herein provided, or (iii) contests its obligation to indemnify Indemnitee for such Damages under this Agreement, then Indemnitee shall defend against, negotiate, settle or otherwise deal with such third party claim.

(c) Notwithstanding anything in this Section 8.9 to the contrary, (i) Indemnitor shall not have the right to defend any third party claim nor any right to consent to any settlement or compromise of a third party claim if such third party claim (A) seeks an injunction or other equitable remedies in respect of the Indemnitee or its business, (B) involves, as a counterparty, a material customer or supplier of Indemnitee or any of its Affiliates, (C) is a criminal claim, (D) involves an investigation or inquiry by a Governmental Entity, or (E) with respect to a claim by Acquiror, (i) involves Damages that have a reasonable risk of exceeding the Escrow Shares (with the Escrow Shares being valued at the Fair Market Value as of the date the Notice of Claim was received), or (ii) involves a Tax claim, in which case the Acquiror may elect to assume the defense of such third party claim and be entitled to settle or compromise such third party claim, provided that Acquiror shall not settle or compromise any such third party claim without the consent of the Securityholders’ Agent, on behalf of the Securityholders (with the reasonable expenses and any settled or compromise amounts constituting Damages hereunder), which such consent shall not be unreasonably withheld, conditioned or delayed (it being acknowledged and agreed that it shall be reasonable for the Securityholders and the Securityholders’ Agent to withhold consent to any compromise or settlement if there is a reasonable, good faith basis to believe there is no underlying basis for indemnification hereunder).

(d) Indemnitor may elect to assume a Third Party Defense that relates to any Damages indemnified by it hereunder by proving written notice to Indemnitee within fifteen (15) days of receipt of the Notice of Claim; provided, that, Indemnitor must conduct the defense of the third party claim actively and diligently thereafter in order to preserve its rights in this regard. If Indemnitor assumes the Third Party Defense in accordance herewith, Indemnitee may participate, at its own expense, in any Third Party Defense assumed by Indemnitor; provided, however, that Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of Indemnitor if (i) so requested by Indemnitor to participate or (ii) based on the reasonable opinion of counsel to Indemnitee, a conflict or potential conflict exists between Indemnitor and Indemnitee that would make such separate representation advisable and provided, further, that Indemnitor shall not be required to pay for more than one such counsel for all Indemnitee Indemnified Persons in connection with any third party claim. If Indemnitee defends any third party claim that such Indemnitee is entitled to indemnification under this Section 8, Indemnitor shall reimburse Indemnitee for the reasonable expenses of defending such third party claim upon submission of periodic bills. Any Indemnitee shall be entitled to retain a portion of the Escrow Shares as payment of any such expenses, subject to this Section 8 and the terms of the Escrow Agreement. Whether or not Indemnitor has assumed the third party defense, such Indemnitor will not be obligated to indemnify Indemnitee hereunder for any settlement entered into or any judgment that was consented to without Indemnitor’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed (it being acknowledged and agreed that it shall be reasonable for the Securityholders and the Securityholders’ Agent to withhold consent to any compromise or settlement if there is a reasonable, good faith basis to believe there is no underlying basis for indemnification hereunder).

(e) The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such third party claim.

(f) Neither Indemnitee nor Indemnitor shall, without the written consent of the other party, settle or compromise any third party claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the third party claim.

(g) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Indemnitor and Indemnitee shall have arrived at a mutually binding agreement, in each case, with respect to any third party claim hereunder, any amounts owed to Indemnitee or Indemnitor shall be paid in accordance with Section 8.2(d).

8.10 Tax Effect of Indemnification Withholdings. The Escrow Shares retained by Acquiror pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

8.11 Survival of Indemnification Claims. The indemnification obligations set forth in this Section 8 shall survive the Closing.

8.12 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or agreement made by any of the parties contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of any party to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

8.13 Tax Indemnification. Without duplication of any rights to recovery or indemnity set forth in this Agreement, the Securityholders shall *** indemnify the Indemnitees and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Target or any Target Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target or any Target Subsidiary (or any predecessor of the Target or any Target Subsidiary) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than the Target) imposed on the Target or any Target Subsidiary as a transferee or successor, by contract or pursuant to any applicable law, which Taxes relate to an event or transaction occurring before the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Closing; provided, however, that in the case of clauses (a), (b), and (c) above, Securityholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes on the Closing Working Capital Balance Sheet and only to the extent that such excess Taxes have not been taken into account as Transaction Expenses. The Securityholders shall reimburse Acquiror for any Taxes that are the responsibility of Securityholders within fifteen (15) Business Days after payment of such Taxes by Acquiror or the Target. The limitations set forth in this Section 8, including those set forth in Section 8.2(e)(ii) and Section 8.2(f) shall apply with respect to claims and/or Damages under this Section 8.13; provided, however, that the Cap shall not apply with respect to claims and/or Damages under Section 8.13. The tax indemnification provided under this Section 8.13 shall survive until the date that is *** following the Closing Date (and thereafter until resolved if a claim in respect thereto has been made prior to such date), except to the extent relating to matters covered by the Specific Tax Indemnification, which shall instead survive as provided for in Section 8.2(a) hereof.

8.14 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target for the Pre-Closing Tax Period portion of the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target for a Straddle Period that relates to the Pre-Closing Tax Period portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

8.15 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice: if to Acquiror or Merger Sub, to:

The Active Network, Inc.

10182 Telesis Court - Suite 100

San Diego, CA 92101

Attention: David M. Eisler Fax:

(858) 658-0034

if to Target, prior to the Closing, to:

StarCite, Inc.

1600 Market Street, 27th Floor

Philadelphia, PA 19103

Attention: General Counsel

Fax: (267) 508-1533

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Stephen M. Goodman

Fax: (215) 963-5001

if to Securityholders’ Agent, to:

Internet Capital Group Operations, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Attention: Suzanne L. Niemeyer

Telephone: 610-727-6874

Fax: 610-727-6875

With a copy to:

ICG Group, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Attention: Phil Rooney

Telephone: 610-727-6888

Fax: 610-727-6889

8.16 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile.

8.17 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) except as otherwise set forth in Section 2.11, Section 5.14(c), Section 8 with respect to the rights of Indemnitors and Indemnitees and the Securityholders’ right to receive Merger Consideration pursuant to this Agreement, are not intended to confer upon any other Person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party.

8.18 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.19 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.20 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in San Diego, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

8.21 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.22 Specific Enforcement. Each of the parties acknowledges and agrees that it would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the party responsible for such performance in accordance with their specific terms or were otherwise breached. Accordingly each of the parties agrees that all parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

8.23 Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise specified.

(b) The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(c) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(d) Reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(e) Any references to (i) Acquiror Common Stock, Registrable Shares, Closing Shares, Escrow Shares or Additional Shares shall mean such shares as adjusted for any cash or non-cash dividend or distribution, including any share dividend or share split or other distribution in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization or business combination, or any similar transaction affecting Acquiror Common Stock, and (ii) the Deemed Value or Fair Market Value, shall mean such values as adjusted to reflect fully any event referred to in the foregoing subsection (i).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Target, Merger Sub, Acquiror and Securityholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

THE ACTIVE NETWORK, INC.

By:	/s/ Matthew Landa
	Name:	Matthew Landa
	Title:	President

ACTIVE ACQUISITION CORP.

By:	/s. Matthew Landa
	Name:	Matthew Landa
	Title:	President and Chief Executive Officer

STARCITE, INC.

By:	/s/ Gregory J. Dukat
	Name:	Gregory J. Dukat
	Title:	Chief Executive Officer

SECURITYHOLDERS’ AGENT
Internet Capital Group Operations, Inc.

By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	General Counsel

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